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                                                                    Exhibit 2.1

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 8, 2005

                                  BY AND AMONG

                               WEBSIDESTORY, INC.

                                   ("PARENT"),

                            WSSI ACQUISITION COMPANY

                                 ("MERGER SUB"),

                                AVIVO CORPORATION

                                 (THE "COMPANY")

                                       AND

                               CHARLES M. LINEHAN

                          (THE "HOLDER REPRESENTATIVE")

================================================================================
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                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (as amended from time to time pursuant to the terms hereof, this "Agreement") is made and entered into as of February 8, 2005 by and among WebSideStory, Inc., a Delaware corporation ("Parent"), WSSI Acquisition Company, a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Avivo Corporation, a California corporation (the "Company") and Charles M. Linehan, in his capacity as Holder Representative (as hereinafter defined).

                              W I T N E S S E T H:

            WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the "First Step Merger" or the "Merger") is advisable and in the best interests of their respective shareholders, and such Boards of Directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the First Step Merger and the Second Step Merger (as defined in Section 2.6 below), and integrated steps in the transactions contemplated by this Agreement, will together qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations promulgated thereunder and that this Agreement constitutes a "plan of reorganization" pursuant to such regulations;

            WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain of the holders of the outstanding shares of Company capital stock have executed and delivered to Parent a support agreement in substantially the form of Exhibit A (the "Shareholder Support Agreements"), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Company Preferred Stock and Company Common Stock held by such Persons, beneficially or of record, to approve and adopt this Agreement;

            WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain of the holders of the outstanding shares of Company capital stock have executed and delivered to Parent an agreement in substantially the form of Exhibit B (the "Lockup Agreements"), pursuant to which they have agreed, among other things, subject to the terms of such Lockup Agreement, to certain restrictions on the resale of the shares of Parent Common Stock that may be received by such Persons in connection with the Merger;

            WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain of the employee shareholders of the Company have executed and delivered to Parent an agreement in substantially the form of Exhibit C (the "Non-Competition Agreements"), pursuant

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to which they have agreed, among other things, to refrain from competing with
Parent or the Company following consummation of the Merger during the period specified therein; and

            WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also prescribe various conditions to the transactions contemplated hereby.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

      SECTION 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

            "Action" means any claim, action, suit, litigation or proceeding, arbitral action, governmental inquiry or audit, criminal prosecution or other investigation.

            "Affiliate" means, when used with respect to a specified Person, (a) another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified or (b) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, "control" (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

            "Aggregate Cash Portion" means $4,288,480, less the Excess Transaction Expenses, if any.

            "Aggregate Parent Stock Number" means 3,123,238 shares of Parent Common Stock.

            "Aggregate Parent Stock Value" means the product obtained by multiplying the Aggregate Parent Stock Number by the Parent Stock Closing Price.

            "Amended and Restated Registration Rights Agreement" means an amended and restated registration rights agreement for the benefit of certain holders of Parent Common Stock, pursuant to which certain holders of Company Capital Stock will receive registration rights, substantially in the form attached as Exhibit D.

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            "Ancillary Agreements" means the Escrow Agreement, the Lockup
Agreements, the Non-Competition Agreements, the Amended and Restated Registration Rights Agreement and Shareholder Support Agreements.

            "Applicable Percentage" means with respect to any holder of Company Common Stock and/or Company Preferred Stock, a ratio, expressed as a percentage, equal to the sum of the number of (i) shares of Company Common Stock held by such holder immediately prior to the Effective Time, and (ii) shares of Company Common Stock into which the shares of Company Preferred Stock held by such holder may be converted immediately prior to the Effective Time, divided by the Fully-Diluted Common Stock Number.

            "Assumed Option Percentage" means the percentage obtained by dividing (a) the Option Cap by (b) the Full Option Assumption Number.

            "Business" means the business and operations of the Company or the Parent, as appropriate, as currently conducted.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

            "Cash" means cash and cash equivalents.

            "Cancelled Option Percentage" means (a) 100% less (b) the Assumed Option Percentage.

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.

            "CGCL" means the General Corporation Law of the State of California.

            "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            "Code" shall have the meaning set forth in the Recitals to this Agreement.

            "Common Stock Cash Amount" means the quotient obtained by dividing
(i) the Aggregate Cash Portion, less (A) the Series A Cash Value multiplied by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, less (B) the Series B Cash Value multiplied by the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, less (C) the Series C Cash Value multiplied by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time, by (ii) the Fully Diluted Common Stock Number.

            "Common Stock Exchange Ratio" means the quotient obtained by dividing (i) the Aggregate Parent Stock Number less the Series A Stock Amount, less the Series B Stock Amount, less the Series C Stock Amount, divided by (B) the Fully Diluted Common Stock Number.

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            "Company Benefit Plan" means any plan, program, policy, practice,
Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, which the Company or any ERISA Affiliate of the Company maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under or with respect to which the Company or any ERISA Affiliate of the Company has or may have any liability or obligation.

            "Company Capital Stock" means the Company Preferred Stock and the Company Common Stock.

            "Company Common Stock" means the common stock, no par value, of the Company.

            "Company Common Stock Closing Value" means the sum of (a) the product of (x) the fraction of a share of Parent Common Stock equal to the Common Stock Exchange Ratio, multiplied by (y) the Parent Common Stock Closing Value, plus (b) the Common Stock Cash Amount.

            "Company Employee" means an employee of the Company.

            "Company Option Plan" means the Company's 1999 Equity Incentive Plan, as adopted on December 15, 1999.

            "Company Options" means options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested or exercisable or unexercisable, granted pursuant to the Company Option Plan.

            "Company Preferred Stock" means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock of the Company.

            "Confidentiality Agreement" means the Non-Disclosure Agreement between Parent and the Company, dated as of December 15, 2003.

            "Consent" means any consent, approval, authorization, clearance, novation or waiver by any Person under any Contract, Law, Permit or Governmental Order.

            "Contract" means any contract (including subcontracts), agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, commitment, obligation, understanding or undertaking, whether written or oral.

            "Customer Termination Indemnity Payment" means (i) the quotient equal to (A) the positive difference, if any, between (x) the aggregate amounts of expected revenues for the remaining terms of the applicable customer contracts in effect as of the Closing Date (excluding any automatic renewal terms beyond the then-current term for each such contract), for each

                                       4

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customer of the Business who terminated its contract with the Company on or prior to the nine month anniversary of the Closing Date, solely as a result of the failure by the Company to obtain the prior consent of such customer to an alleged assignment of such contract by virtue of the Second Step Merger, less
(y) $300,000, divided by (B) $10,804,000; multiplied by (ii) $63,877,500. For avoidance of doubt, if the aggregate amount set forth in clause (x) above is less than or equal to $300,000, then the Customer Termination Indemnity Payment is zero.

            "Debt" means any amount owed (including, without limitation, unpaid interest and fees thereon) in respect of (i) borrowed money and (ii) capitalized lease obligations; provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include any accounts payable incurred in the ordinary course of business or any undrawn letters of credit.

            "Default" means (a) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Governmental Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Governmental Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, to terminate or revoke, suspend, cancel, or materially modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Governmental Order or Permit.

            "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, or other encumbrance of any kind or character.

            "Environmental Law" means any Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as in effect on the Closing Date: (i) Clean Air Act (42 U.S.C. Section 7401, et seq.);
(ii) Clean Water Act (33 U.S.C. Section 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); (iv) Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C.
Section 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.);
(vii) Rivers and Harbors Act (33 U.S.C. Section 401, et seq.); (viii) Endangered Species Act (16 U.S.C. Section 1531, et seq.); (ix) Occupational Safety and Health Act (29 U.S.C. Section 651, et seq.); and (x) any other Law relating to Hazardous Materials or Hazardous Materials Activities.

            "Environmental Permit" shall mean any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

            "ERISA Affiliate" of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (ii) a group of trades or businesses under common control (as defined in

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Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code with such Person.

            "Escrow Fund" means, collectively, (i) 20% of the shares of Parent Common Stock which the holders of Company Capital Stock are entitled to receive pursuant to Section 3.1(b) (prior to any contribution to the Escrow Fund), and
(ii) 20% of the cash amounts which the holders of Company Capital Stock are entitled to receive pursuant to Section 3.1(b) (prior to any contribution to the Escrow Fund), in each such case reduced proportionally by the amount of the Audited Financials Adjustment Amount, if any, with the Parent Common Stock valued at the Parent Common Stock Price for purposes of such reduction; and the number of shares of Parent Common Stock and the amount of cash so reduced shall be retained by Parent free and clear of any and all claims and interests of the holders of Company Capital Stock.

            "Excess Transaction Expenses" means any Transaction Expenses on the Transaction Expenses List (as defined in Section 7.16) in excess of $250,000 in the aggregate.

            "Full Option Assumption Number" means the product of (a) the Option Exchange Ratio, multiplied by (b) the number of shares of Company Common Stock subject to the Outstanding Company Option Awards immediately prior to the Effective Time.

            "Fully-Diluted Common Stock Number" shall equal (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock into which the shares of Company Preferred Stock outstanding immediately prior to the Effective Time may be converted, plus (iii) the aggregate number of shares of Company Common Stock issuable upon exercise in full of all Company Options, whether vested or unvested, outstanding immediately prior to the Effective Time, less (iv) shares of Company Common Stock and Company Preferred Stock to be cancelled in accordance with Section 3.1(a).

            "GAAP" means generally accepted accounting principles in the United States.

            "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, whether federal, state, county, local or foreign.

            "Governmental Order" means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

            "Hazardous Material" means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be toxic, hazardous or otherwise a danger to health, reproduction or the environment, including asbestos, petroleum, radon gas, and radioactive matter.

            "Hazardous Materials Activity" means the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release,

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exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

            "Intellectual Property" shall mean, collectively, (i) Trademarks, Patents, Copyrights, Domain Names and Trade Secrets, as those terms are defined in Section 5.14 of this Agreement, (ii) Software, (iii) any proprietary interest, whether registered or unregistered, in know-how, database rights, data in databases, website content, inventions, invention disclosures or applications, operating and manufacturing procedures, designs, specifications and the like, and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

            "IRS" means the United States Internal Revenue Service, and any successor agency thereto.

            "Knowledge of the Company" or "known to the Company" and any other phrases of similar import means, with respect to any matter in question relating to the Company, means the actual knowledge of the individuals listed on Schedule
1.01 hereto.

            "Law" means any federal, state, county, local or foreign statute, law, ordinance, regulation, rule, code, order or rule of common law.

            "Liability" means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

            "Material Adverse Effect" as to any party means any change or effect that individually or together with any other change, event, occurrence or effect, is materially adverse to the assets (including intangible assets), Liabilities, business, prospective revenues, prospective earnings, financial condition or results of operations of such party or which would materially impair the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, except for any such changes or effects resulting directly or indirectly from: (i) changes in the industry in which such party operates, which changes do not disproportionately affect such party relative to other participants in such industry in any material respect; (ii) changes in general economic conditions or the securities markets generally; (iii) (A) the announcement or pendency of any of the transactions contemplated by this Agreement, (B) legal, accounting, or other professional fees or expenses (other than investment banking or broker fees) incurred in connection with the transactions contemplated by this Agreement, (C) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement and disclosed in a Disclosure Schedule, (D) the taking of any action reasonably required to cause compliance with the terms of, or the taking of any action required by, this Agreement, (E) any breach by the other party of this Agreement, (F) the taking of any action approved or consented to in writing by the other party, or
(G) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, provided such changes do not disproportionately affect such party relative to the other participants in such party's industry in any material respect.

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            "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA.

            "Option Cap" means the product of (a) the Common Stock Exchange Ratio, multiplied by (b) the number of shares of Company Common Stock subject to the Outstanding Company Option Awards immediately prior to the Effective Time.

            "Option Exchange Ratio" means a fraction, the numerator of which is the Company Common Stock Closing Value and the denominator of which is the Parent Common Stock Closing Value.

            "Outstanding Company Option Award" means an award of Company Options that is outstanding, unexercised and unexpired immediately prior to the Effective Time.

            "Parent Stock Closing Price" means the average of the closing prices of the Parent Common Stock on the Nasdaq National Market over the thirty (30) day period ending three (3) days prior to the Closing.

            "Parent Common Stock Closing Value" means the average of the closing prices of the Parent Common Stock on the Nasdaq National Market reported for the period of five (5) consecutive trading days ending one (1) day prior to the Closing.

            "Parent Common Stock" means the common stock, $0.001 par value per share, of Parent.

            "Parent Common Stock Price" means $12.2618.

            "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan).

            "Permitted Encumbrances" means (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent, (ii) all cashiers', landlords', workmen's, repairmen's, warehousemen's and carriers' liens and other similar liens imposed by Law incurred in the ordinary course of business, and
(iii) all leases, subleases, licenses, concessions or service contracts to which the Company is a party in the ordinary course of business.

            "Person" means any natural person or any legal, commercial or governmental entity such as, but not limited to, any general or limited partnership, firm, corporation, limited liability company, association, joint venture, trust, unincorporated organization or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, any successor statutes thereto, and the rules and regulations promulgated thereunder.

            "Post-Closing Tax Period" means any taxable period beginning after the Closing Date.

            "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date.

                                       8

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            "Pro Rata Share" shall mean, with respect to any holder of Company
Capital Stock immediately prior to the Effective Time, the percentage of the aggregate Escrow Fund attributable to such holder.

            "Representative" means, with respect to a Person, its officers, directors, employees, representatives and agents.

            "Series A Cash Value" means (i) $3.96694, less (ii) the Series A Share Value.

            "Series A Exchange Ratio" means a ratio equal to the quotient obtained by dividing (i) the Series A Share Value by (ii) the Parent Stock Closing Price.

            "Series A Preference" means $3.96694 per share of Series A Preferred Stock, multiplied by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

            "Series A Preferred Stock" means the Series A Preferred Stock, no par value, of the Company.

            "Series A Share Value" means (i) $3.96694, multiplied by (ii) the Share Exchange Ratio.

            "Series A Stock Amount" means the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, multiplied by (ii) the Series A Exchange Ratio (rounded down to the nearest whole share).

            "Series B Cash Value" means (i) $7.74, less (ii) the Series B Share Value.

            "Series B Exchange Ratio" means a ratio equal to the quotient obtained by dividing (i) the Series B Share Value by (ii) the Parent Stock Closing Price.

            "Series B Preference" means $7.74 per share of Series B Preferred Stock, multiplied by the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

            "Series B Preferred Stock" means the Series B Preferred Stock, no par value, of the Company.

            "Series B Share Value" means (i) $7.74, multiplied by (ii) the Share Exchange Ratio.

            "Series B Stock Amount" means the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, multiplied by (ii) the Series B Exchange Ratio (rounded down to the nearest whole share).

            "Series C Cash Value" means (i) $0.4997, less (ii) the Series C Share Value.

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

            "Series C Exchange Ratio" means a ratio equal to the quotient obtained by dividing (i) the Series C Share Value by (ii) the Parent Stock Closing Price.

            "Series C Preference" means $0.4997 per share of Series C Preferred Stock, multiplied by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.

            "Series C Preferred Stock" means the Series C Preferred Stock, no par value, of the Company.

            "Series C Share Value" means (i) $0.4997, multiplied by (ii) the Share Exchange Ratio.

            "Series C Stock Amount" means the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time, multiplied by (ii) the Series C Exchange Ratio (rounded down to the nearest whole share).

            "Share Exchange Ratio" equals the quotient obtained by dividing (i) the Aggregate Parent Stock Value, by (ii) the sum of the Aggregate Cash Portion plus the Aggregate Parent Stock Value.

            "Software" shall mean individually each, and collectively all, of the computer programs, including interfaces and any embedded software programs or applications, owned or licensed by the Company or otherwise included as an asset of the Company, including as to each program, the processes and routines used in the processing of data, the object code, source code (as to third-party source code, when rights to the source code may be obtained), tapes, disks, and all improvements, modifications, enhancements, versions and releases relating thereto.

            "Subsidiary" means, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or
(ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

            "Straddle Period" means any taxable period beginning before and ending after the Closing Date.

            "Tax" means any income, gross receipts, sales, use, occupancy, ad valorum, transfer, real estate, gains, excise, employment, franchise, profits, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, stamp taxes and duties, assessments, levies, fees or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

            "Tax Return" means a report, return, declaration or other information or statement required to be supplied to a Taxing Authority with respect to any Tax, including any claim for refund of any Tax.

            "Taxing Authority" means any Governmental Authority responsible for the imposition or collection of any Tax.

            "Transaction Expenses" means the amount of all fees, costs and expenses that have been incurred or that are incurred by the Company in connection with the transactions contemplated by this Agreement, including (i) any fees, costs or expenses payable to the Company's outside legal counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with this Agreement or any of the transactions contemplated by this Agreement (except for salaries and other compensation paid or payable to employees of the Company and fees (including accounting fees) payable to service providers, in each case unrelated to this Agreement or any transaction contemplated by this Agreement, and arising only in the ordinary course of business consistent with past practice), and (ii) all premiums, fees, costs and expenses incurred by the Company, or for which the Company has become obligated, prior to the Closing in connection with the purchase of any directors' and officers' liability insurance tail policy, but excluding up to $175,000 of the fees or payments made under Consulting Agreements disclosed on
Section 5.8(y) of the Company Disclosure Schedule as of the date of this Agreement.

            "User Data" shall mean, to the extent collected or acquired by or on behalf of the Company: (w) all data related to impression and "click through" activity of users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user's behavior on the Internet, including without limitation all e-mail lists or other user information acquired by the Company directly or indirectly from a third party that collected such information, (x) all data that contains a personal element allowing for the identification of a natural person, (y) known, assumed or inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and
(y), including user profiles.

            "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

      SECTION 1.2 Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed in the respective sections of this Agreement set forth opposite each such below:

                Term                                                            Section
------------------------------------                                            --------
Accounts Receivable                                                             5.6(c)
Agreement                                                                       Preamble
Audited Company Financial Statements                                            5.6(a)

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

               Term                                                                   Section
---------------------------------------------                                   -------------------
Audited Financials Adjustment Amount                                             3.4
California Permit                                                                7.19
Certificates                                                                     3.1(b)
CFO Closing Certificate                                                          8.2(p)
Claim Notice                                                                     10.3(a)
Closing                                                                          2.2
Closing Date                                                                     2.2
Company                                                                          Preamble
Company Benefit Plan(s)                                                          5.15
Company Disclosure Schedule                                                      Article V Preamble
Company Financial Statements                                                     5.6(a)
Company Inbound License Agreements                                               5.14(f)
Company Indemnified Parties                                                      7.8(a)
Company Insurance Policies                                                       5.18
Company Outbound License Agreements                                              5.14(f)
Company Owned Copyrights                                                         5.14(d)
Content                                                                          5.14(g)
Copyrights                                                                       5.14(a)
Deductible Amount                                                                10.4
Domain Names                                                                     5.14(a)
Dissenting Shares                                                                4.2
Effective Time                                                                   2.3
Escrow Agent                                                                     3.5
Escrow Agreement                                                                 3.5
Exchange Agent                                                                   4.1(a)
Exchange Fund                                                                    4.1(a)
Express Search Advertising Auditor                                               3.6(d)
Express Search Advertising Adjustment Amount                                     3.6(b)
Express Search Advertising Calculations                                          3.6(a)
Express Search Advertising Determination Date                                    3.6(d)
Express Search Advertising Earn-Out                                              3.6(c)
Express Search Advertising Resolution Period                                     3.6(d)
Express Search Advertising Revenue                                               3.6(a)
Fairness Approval                                                                7.6
First Agreement of Merger                                                        2.3
Holder Representative                                                            10.8(a)
Indemnified Party                                                                10.3(a)
Indemnity Notice                                                                 10.3(e)
Losses                                                                           10.2(a)
Majority Holders                                                                 10.8(a)
Merger                                                                           Recitals
Merger Sub                                                                       Preamble
Parent                                                                           Preamble

                Term                                                                   Section
--------------------------------------                                          --------------------
Parent Benefit Plans                                                             7.9
Parent Disclosure Schedule                                                       Article VI Preamble
Parent Indemnified Parties                                                       10.2(a)
Parent SEC Filings                                                               6.7
Parent Subsidiaries                                                              6.4
Patents                                                                          5.14(a)
Permit                                                                           5.11
Permit Application                                                               7.19
Post-Closing Partial Period                                                      7.10(b)
Pre-Closing Partial Period                                                       7.10(b)
Privacy Policies                                                                 5.14(o)
Scheduled Contracts                                                              5.8
Separate Counsel                                                                 10.3(b)
Shareholder Consent                                                              5.27
Shareholder Support Agreements                                                   Recitals
Survival Period                                                                  10.1
Surviving Corporation                                                            2.1
Third Party Claim                                                                10.3(a)
Trademarks                                                                       5.14(a)
Trade Secrets                                                                    5.14(e)
Transfer Taxes                                                                   7.10(e)
Unaudited Company Balance Sheet                                                  5.6(a)
Unaudited Company Financial Statements                                           5.6(a)

                                   ARTICLE II.
                                   THE MERGER

      SECTION 2.1 First Step Merger. Upon the terms and subject to the conditions hereof, and in accordance with the CGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation following the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the CGCL. The separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.SECTION 2.2 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 300, San Diego, California 92130 on the date (such date hereinafter, the "Closing Date") as soon as practicable after the last of the conditions set forth in
Article VIII shall have been fulfilled or waived or at such other date and place as Parent and the Company shall agree in writing.

      SECTION 2.3 Effective Time. The Merger shall become effective when the Agreement of Merger (the "First Agreement of Merger"), executed in accordance with the relevant provisions of the CGCL, is accepted for record by the Secretary of State of the State of California. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the First Agreement of Merger is accepted for record or the date and time established by the First Agreement of Merger.

      SECTION 2.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the CGCL.

      SECTION 2.5 Articles of Incorporation and Bylaws; Directors and Officers.

            (a) At the Effective Time, (i) the Articles of Incorporation of the Surviving Corporation shall be amended to read in form and substance substantially the same as Exhibit E hereto and (ii) the Bylaws of the Surviving Corporation shall be amended to read in form and substance substantially the same as Exhibit F hereto, in each case until thereafter changed or amended as provided therein or applicable Law.

            (b) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 2.6 Second Step Merger. Within thirty (30) days following the Effective Time, Parent shall cause the Surviving Corporation to merge with and into a wholly-owned California corporation or limited liability company subsidiary (the "Second Step Merger"). The First Step Merger and the Second Step Merger shall be treated as integrated steps in the transaction contemplated by this Agreement and for any and all federal and state income tax reporting purposes shall be reported as a single "merger transaction" within the meaning of Section 368(a)(1)(A) of the Code. Following the consummation of the Second Step Merger, references in this Agreement to the Surviving Corporation shall be deemed to refer to the surviving corporation resulting from such Second Step Merger.

                            CONVERSION OF SECURITIES

      SECTION 3.1 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or Company Preferred Stock or any shares of capital stock of Merger Sub: (a) Each share of Company Capital Stock that is held in the treasury of the Company or by any wholly owned subsidiary of the Company and each share of Company Capital Stock owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall be cancelled and retired and no consideration shall be delivered in exchange therefor.

            (b) Each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock to be cancelled in accordance with Section 3.1(a) and other than Dissenting Shares (as defined in Section 4.2)) shall be converted at the Effective Time into the right to receive:

                  (i) For each share of Company Common Stock: (A) subject to
Section 3.5(a), the fraction of a share of Parent Common Stock equal to the Common Stock Exchange Ratio; plus (B) subject to Section 3.5(a), an amount in cash, without interest, equal to the

Common Stock Cash Amount (collectively (A) and (B) shall be referred to as the "Common Stock Consideration"); plus (C) disbursements, if any, of Parent Common Stock and cash required to be made from the Escrow Fund with respect to such share of Company Common Stock in accordance with the Escrow Agreement (as and when any such disbursements are required to be made); plus (D) such holder's Applicable Percentage of the Express Search Advertising Earnout, if any, as and when any such disbursements are required to be made;

                  (ii) For each share of Series A Preferred Stock: (A) subject to Section 3.5(a), the fraction of a share of Parent Common Stock equal to the Series A Exchange Ratio; plus (B) subject to Section 3.5(a), an amount in cash, without interest, equal to the Series A Cash Value; plus (C) subject to Section 3.5(a), the Common Stock Consideration multiplied by the number of shares of Company Common Stock issuable upon conversion of such share of Series A Preferred Stock; plus (D) disbursements, if any, of Parent Common Stock and cash required to be made from the Escrow Fund with respect to such share of Series A Preferred Stock in accordance with the Escrow Agreement (as and when any such disbursements are required to be made); plus (E) such holder's Applicable Percentage of the Express Search Advertising Earnout, if any, as and when any such disbursements are required to be made;

                  (iii) For each share of Series B Preferred Stock: (A) subject to Section 3.5(a), the fraction of a share of Parent Common Stock equal to the Series B Exchange Ratio; plus (B) subject to Section 3.5(a), an amount in cash, without interest, equal to the Series B Cash Value; plus (C) subject to Section 3.5(a), the Common Stock Consideration multiplied by the number of shares of Company Common Stock issuable upon conversion of such share of Series B Preferred Stock; plus (D) disbursements, if any, of Parent Common Stock and cash required to be made from the Escrow Fund with respect to such share of Series B Preferred Stock in accordance with the Escrow Agreement (as and when any such disbursements are required to be made); plus (E) such holder's Applicable Percentage of the Express Search Advertising Earnout, if any, as and when any such disbursements are required to be made; and

                  (iv) For each share of Series C Preferred Stock: (A) subject to Section 3.5(a), the fraction of a share of Parent Common Stock equal to the Series C Exchange Ratio; plus (B) subject to Section 3.5(a), an amount in cash, without interest, equal to the Series C Cash Value; plus (C) subject to Section 3.5(a), the Common Stock Consideration multiplied by the number of shares issuable upon conversion of each share of Series C Preferred Stock; plus (D) disbursements, if any, of Parent Common Stock and cash required to be made from the Escrow Fund with respect to such share of Series C Preferred Stock in accordance with the Escrow Agreement (as and when any such disbursements are required to be made); plus (E) such holder's Applicable Percentage of the Express Search Advertising Earnout, if any, as and when any such disbursements are required to be made.

      All such shares of Company Common Stock and Company Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate or certificates (the "Certificates") representing any such shares of Company Common Stock or Company Preferred Stock, shall cease to have any rights with respect thereto, except the right to receive the consideration provided herein.

            (c) Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

            (d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Company Preferred Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, contribution or exchange of shares, the Common Stock Exchange Ratio, the Option Exchange Ratio, the Series A Exchange Ratio, the Series B Exchange Ratio and the Series C Exchange Ratio shall be adjusted as appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, contribution or exchange of shares.

            (e) Notwithstanding anything to the contrary contained herein and subject to Article VI, Section 3.3 of the Company's Articles of Incorporation,
(i) each share of Series A Preferred Stock shall not be entitled to receive in the aggregate (including the Series A Cash Value, the Series A Share Value, the Common Stock Consideration (with all shares of Parent Common Stock included therein valued at the Parent Stock Closing Price) and any portion of the Express Search Advertising Earnout to which such share is entitled) an amount greater than $15.86776 per share of Series A Preferred Stock (the "Series A Cap"); (ii) each share of Series B Preferred Stock shall not be entitled to receive in the aggregate (including the Series B Cash Value, the Series B Share Value, the Common Stock Consideration (with all shares of Parent Common Stock included therein valued at the Parent Stock Closing Price) and any portion of the Express Search Advertising Earnout to which such share is entitled) an amount greater than $30.96 per share of Series B Preferred Stock (the "Series B Cap") and (iii) each share of Series C Preferred Stock shall not be entitled to receive in the aggregate (including the Series C Cash Value, the Series C Share Value, the Common Stock Consideration (with all shares of Parent Common Stock included therein valued at the Parent Stock Closing Price) and any portion of the Express Search Advertising Earnout to which such share is entitled) an amount greater than $1.9988 per share of Series C Preferred Stock (the "Series C Cap"). To the extent each holder of Series A Preferred Stock receives the Series A Cap per share, each holder of Series B Preferred Stock receives the Series B Cap per share and each holder of Series C Preferred Stock receives the Series C Cap per share, any additional payments shall be distributed to the holders of Company Common Stock on a pro rata basis (not including Dissenting Shares and any Common Stock issuable upon conversion of Preferred Stock for which the limitations set forth in this Section 3.1(e) have been reached).

      SECTION 3.2 Assumption of Company Options.

            (a) The Company shall use commercially reasonable efforts to obtain the consent of the holders of the Company Options, to provide that, at the Effective Time, each Outstanding Company Option Award shall be cancelled in part in respect of a cash payment as provided in Section 3.2(b) and shall be assumed and converted in part as provided in Section 3.2(c); provided, however, that obtaining any such consents shall not be a requirement for, or a condition to, the right or authority of Parent and the Company to take any of the actions described in this Section 3.2.

            (b) At the Effective Time, each Outstanding Company Option Award shall be automatically cancelled with respect to a portion of the shares of Company Common Stock subject thereto, as described in this Section 3.2(b) (such cancelled portion, the "Cancelled Option Portion"). The number of shares of Company Common Stock subject to the Cancelled Option Portion of such Outstanding Company Option Award shall be determined immediately prior to the Effective Time and shall equal the product of (i) the Cancelled Option Percentage, multiplied by (ii) the total number of shares of Company Common Stock subject to such Outstanding Company Option Award. The Cancelled Option Portion shall consist of vested and unvested shares of Company Common Stock in the same proportion as existed under the Outstanding Company Option Award immediately prior to the Effective Time (after taking into consideration any accelerated vesting as a result of the Merger). In respect of the cancellation and termination of each holder's Cancelled Option Portion, Parent shall pay to such holder an amount in cash (if greater than zero dollars ($0)) equal to (x) the number of shares of Company Common Stock subject to such Cancelled Option Portion immediately prior to the Effective Time (without regard to whether such shares were vested or unvested immediately prior to the Effective Time), multiplied by (y) the amount equal to (i) the Company Common Stock Closing Value, less (ii) the exercise price per share under the Outstanding Company Option Award. Such Cancelled Option Portion, and any and all rights of the holder under such Cancelled Option Portion, shall terminate as of the Effective Time. The Cancelled Option Portion shall not be assumed by Parent in connection with the Merger, and Parent shall not grant an option to purchase shares of Parent Common Stock in substitution of the Cancelled Option Portion. Parent's payment of the consideration described in this Section 3.2(b) in respect of the Cancelled Option Portion shall be in full and final satisfaction of any and all obligations of Parent, the Company or the Surviving Corporation with respect to such Cancelled Option Portion under the Company Option Plan and the applicable agreements thereunder. Parent and the Company shall, and shall cause the administrator of the Company Option Plan to, take such commercially reasonable actions as are necessary or appropriate to accomplish the foregoing cancellation of the Cancelled Option Portion in accordance with the Company Option Plan. Parent and the Company shall be entitled to require payment in cash or deduction from compensation payable to each holder pursuant to this Section 3.2(b) of any sums required by federal, state or local tax law to be withheld with respect to the consideration to be paid to such holder with respect to the Cancelled Option Portion.

            (c) At the Effective Time, each Outstanding Company Option Award shall be assumed by Parent, and converted into an option to purchase shares of Parent Common Stock, with respect to a portion of the shares of Company Common Stock subject thereto, as described in this Section 3.2(c) (such assumed portion, the "Assumed Option Portion"). The number of shares of Company Common Stock subject to the Assumed Option Portion of such Outstanding Company Option Award shall be determined immediately prior to the Effective Time and shall equal the product of (i) the Assumed Option Percentage, multiplied by (ii) the total number of shares of Company Common Stock subject to such Outstanding Company Option Award. The Assumed Option Portion shall consist of vested and unvested shares of Company Common Stock in the same proportion as existed under the Outstanding Company Option Award immediately prior to the Effective Time (after taking into consideration any accelerated vesting as a result of the Merger). Each Assumed Option Portion shall continue to have, and be subject to, the same terms and conditions as set forth in the Company Option Plan and any agreement issued thereunder pursuant to which such Assumed Option Portion was granted, in each case, as in effect immediately prior to the Effective Time, except that, upon assumption and conversion (i) such Assumed Option Portion shall be exercisable (or shall become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock subject to such Assumed Option Portion immediately prior to the Effective Time, multiplied by (y) the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price of Parent Common Stock subject to such Assumed Option Portion shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock subject to such Assumed Option Portion immediately prior to the Effective Time by (y) the Option Exchange Ratio, rounded up to the nearest whole cent,
(iii) any reference in the Assumed Option Portion to the Company shall be deemed a reference to Parent, and (iv) any references in the Assumed Option Portion to Company Common Stock shall be deemed a reference to Parent Common Stock. Notwithstanding anything in this Section 3.2(c) to the contrary, the assumption and conversion of the Assumed Option Portion provided for herein shall be undertaken in such a manner so as to satisfy the requirements of Section 424(a) of the Code and Treasury Regulation Section 1.424-1 (assuming that such Assumed Option Portion were an "incentive stock option" under Section 422 of the Code immediately prior to the assumption and conversion) and so as not to cause such Assumed Option Portion to constitute a deferral of compensation subject to
Section 409A of the Code solely as a result of such assumption and conversion and otherwise in accordance with Q/A-4(d)(ii) of the Internal Revenue Service Notice 2005-1. Parent and the Company shall, and shall cause the administrator of the Company Option Plan to, take such commercially reasonable actions as are necessary or appropriate to accomplish the foregoing assumption and conversion of the Assumed Option Portion in accordance with this Section 3.2(c) and the Company Option Plan and any agreement issued thereunder pursuant to which such Assumed Option Portion was granted.

            (d) Prior to the Effective Time, the board of directors of Parent and its compensation committee, as applicable, may take all necessary action to assume and adopt, effective as of the Effective Time, the Company Option Plan.

      SECTION 3.3 Restricted Stock Awards.

            (a) If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("Company Restricted Stock") may be forfeited or repurchased by the Company upon any termination of the shareholders' employment, directorship or other relationship with the Company (and/or any affiliate of the Company) under the terms of any stock option exercise agreement, restricted stock purchase agreement or other agreement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the transactions contemplated hereby, then the shares of Parent Common Stock and the cash consideration issued upon the conversion of such shares in the Merger will continue to be unvested and subject to the same or equivalent repurchase options, risks of forfeiture or other conditions following the Effective Time. The certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions and any cash consideration to be issued upon the conversion of shares of Company Restricted Stock may be held in escrow by Parent or its designee until such repurchase options, risks of forfeiture or other conditions lapse or are exercised by Parent. The Company shall use commercially reasonable efforts to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      SECTION 3.4 Audited Financial Statement Adjustment.

            (a) As promptly as practicable after the date of this Agreement, the Company shall deliver to Parent the Company's audited balance sheet at December 31, 2004 and its audited statements of income, shareholders' equity and cash flows for the year ended December 31, 2004 (the "2004 Audited Financial Statements"), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards. The 2004 Audited Financial Statements shall be accompanied by a written statement prepared and certified by the Company's Chief Financial Officer setting forth in reasonable detail: (i) the amount of the Company's revenues for the year ended December 31, 2004 as set forth on the face of the Company's 2004 Audited Financial Statements (the "2004 Audited Revenue"); (ii) the amount of the Company's revenues for the year ended December 31, 2004 as set forth on the face of the Unaudited Company Financial Statements (the "2004 Unaudited Revenue"); and (iii) the calculation of the Audited Financials Adjustment Amount, if any, calculated in accordance with Section 3.4(b).

            (b) As used in this Section 3.4(b), the term "Revenue Percentage" shall be a fraction (expressed as a percentage, rounded to the nearest four decimal points), the numerator of which shall be the amount of the 2004 Audited Revenue and the denominator of which shall be the amount of the 2004 Unaudited Revenue. The "Audited Financials Adjustment Amount" shall be calculated as follows:

                  (i) If the Revenue Percentage is greater than or equal to 97.0%, the Audited Financials Adjustment Amount shall be zero.

                  (ii) If the Revenue Percentage is less than 97.0%, the Audited Financials Adjustment Amount shall be equal to the product of (A) 100% less the Revenue Percentage (with such difference expressed as a fraction), multiplied by
(B) $63,877,500.

      SECTION 3.5 Escrow.

            (a) On the Closing Date, (i) Parent, the escrow agent (the "Escrow Agent") and the Holder Representative shall execute the escrow agreement substantially in the form attached hereto as Exhibit G (the "Escrow Agreement") and (ii) Parent shall deposit with the Escrow Agent, for the benefit and on behalf of the holders of shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time (other than

Dissenting Shares), the number of shares of Parent Common Stock and the amount of cash that constitutes the Escrow Fund, for disbursement in accordance with the terms of the Escrow Agreement. The holders of Company Common Stock and Company Preferred Stock shall be deemed to have contributed the Escrow Fund to the Escrow Agent.

            (b) Each holder of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall be entitled to receive his, her or its Pro Rata Share of distributions from the Escrow Fund, at such times and in the manner set forth in the Escrow Agreement.

      SECTION 3.6 Express Search Advertising Post-Closing Adjustment or
Earn-Out.

            (a) Express Search Advertising Revenue Statement and Calculations. Not later than thirty (30) days following the fifteen (15) month anniversary of the Closing Date, Parent shall calculate, prepare and deliver to the Holder Representative a statement showing the revenues earned by the Surviving Corporation from the Company's Express Search Advertising Agreements identified on the Company Disclosure Schedule as of the date of this Agreement (the "Express Search Advertising Contracts") during the period commencing on the Closing Date and ending on the fifteen month anniversary of the Closing Date, calculated in accordance with GAAP (such revenue amount, the "Express Search Advertising Revenue") and showing in reasonable detail the calculation of the Express Search Advertising Adjustment Amount calculated in accordance with
Section 3.6(b) or the amount of the Express Search Advertising Earn-Out calculated in accordance with Section 3.6(c), as applicable. The statement of calculations referred to in this Section 3.6(a) shall be referred to herein as the "Express Search Advertising Calculations."

            (b) Express Search Advertising Adjustment Amount. The "Express Search Advertising Adjustment Amount," if any, shall be determined as set forth in this Section 3.6(b):

                  (i) If the Express Search Advertising Revenue is less than $1,812,500, then, Parent shall have a claim against the Escrow Fund under the Escrow Agreement in the amount of $6,500,000; and

                  (ii) If the Express Search Advertising Revenue is less than $3,625,000 but greater than or equal to 1,812,500, then, Parent shall have a claim against the Escrow Fund under the Escrow Agreement in an amount equal to the product of (i) a fraction, the numerator of which is $3,625,000 less the actual Express Search Advertising Revenue, and the denominator of which is $3,625,000, multiplied by (ii) $13,000,000; and

                  (iii) If the Express Search Advertising Revenue is greater than or equal to $3,625,000, then, the Express Search Advertising Adjustment Amount shall be zero.

                  (iv) Promptly following the Express Search Advertising Determination Date, and in any event within five (5) Business Days of the Express Search Advertising Determination Date, the Escrow Agent shall pay to Parent out of the Escrow Fund such amounts as are owed to Parent in respect of the Express Search Advertising Adjustment Amount, if any, under this Section 3.6(b), pursuant to the terms of the Escrow Agreement.

            (c) Express Search Advertising Earn-Out. If the Express Search Advertising Revenue is greater than $3,625,000, then, Parent shall, subject to any required Tax withholdings, pay to each holder of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares), his, her or its Applicable Percentage of the Express Search Advertising Earn-Out. The "Express Search Advertising Earn-Out" shall be an amount equal to the product of (x) a fraction, the numerator of which is the actual Express Search Advertising Revenue less $3,625,000, and the denominator of which is $3,625,000, multiplied by (ii) $4,500,000, provided, that in no event shall such Express Search Advertising Earnout exceed $4,500,000. Parent shall make such payment in respect of the Express Search Advertising Earn-Out within five (5) Business Days after the Express Search Advertising Determination Date; provided, however, that Parent shall pay to any holder of Company Restricted Stock his or her Applicable Percentage of the Express Search Advertising Earn-Out on the first Business Day that is 150 days after the 15 month anniversary of the Closing Date. At Parent's election, the Express Search Advertising Earn-Out shall be paid in cash, or (to the extent then permitted by the rules of the Nasdaq National Market or its successor) in that number of shares of Parent Common Stock equal to the amount of the Express Search Advertising Earn-Out divided by the Parent Common Stock Price, or in any combination of cash and shares of Parent Common Stock valued at the Parent Common Stock Price (to the extent then permitted by the rules of the Nasdaq National Market or its successor).

            (d) Express Search Advertising Dispute Resolution. If the Holder Representative shall disagree with the Express Search Advertising Calculations, it shall notify Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) calendar days after its receipt of the Express Search Advertising Calculations. Following the delivery of the Express Search Advertising Calculations statement, Parent shall provide the Holder Representative and its representatives access to the records and employees of the Surviving Corporation to the extent necessary for a review of the Express Search Advertising Revenues and Express Search Advertising Calculations and shall cause the employees of the Surviving Corporation to cooperate with the Holder Representative in connection with such review. In the event that the Holder Representative does not provide such a notice of disagreement to Parent within such 30-day period, the Holder Representative shall be deemed to have accepted the Express Search Advertising Calculations delivered by the Surviving Corporation, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Parent and the Holder Representative shall use commercially reasonable efforts for a period of thirty (30) calendar days (the "Express Search Advertising Resolution Period") to resolve any disagreements with respect to the Express Search Advertising Revenues or the Express Search Advertising Calculations. If, at the end of the Express Search Advertising Resolution Period, they are unable to resolve such disagreements, then the Express Search Advertising Calculations along with the Holder Representative's notice of disagreement (both modified to reflect only unresolved disagreements) and a written response from Parent to the Holder Representative's notice of disagreement (setting forth in reasonable detail the particulars of Parent's disagreement) shall be submitted within ten (10) days after the last day of the Express Search Advertising Resolution Period to such nationally recognized independent accounting firm as may be mutually selected by Parent and the Holder Representative (the "Express Search Advertising Auditor") to resolve any remaining disagreements. If Parent and the Holder Representative are unable to agree on the

Express Search Advertising Auditor, then Parent and the Holder Representative shall each have the right to request the American Arbitration Association to appoint the Express Search Advertising Auditor, which shall not have had a material relationship with Parent, the Company or the Holder Representative subsequent to December 31, 2001. The Express Search Advertising Auditor shall determine as promptly as practicable, but in any event within thirty (30) calendar days of the date on which such dispute is referred to the Express Search Advertising Auditor, whether (and only with respect to the remaining disagreements submitted to the Express Search Advertising Auditor) and to what extent (if any) the Express Search Advertising Calculations require adjustment; provided, the scope of the dispute to be resolved by the Express Search Advertising Auditor shall be limited to whether the Express Search Advertising Revenue was calculated in accordance with GAAP, and whether there were mathematical errors in the Express Search Advertising Calculations, and the Express Search Advertising Auditor shall not make any other determination. In reaching its determination, the only alternatives available to the Express Search Advertising Auditor will be to (i) accept the position of Parent, (ii) accept the position of the Holder Representative or (iii) accept a position between those two positions. The Express Search Advertising Auditor will determine the allocation of its costs and expenses based on the inverse of the percentage which its award (before such allocation) bears to the total amount of the total items in arbitration as originally submitted to it. Accordingly, should the items in arbitration total in amount to $1,000 and the Express Search Advertising Auditor awards $600 in favor of the Holder Representative's position, 60% of the costs and expenses would be assessed against Parent and 40% of the costs and expenses would be satisfied from the Escrow Fund. The determination of the Express Search Advertising Auditor shall be final, conclusive and binding on the parties. The date on which the Express Search Advertising Calculations are finally determined in accordance with this Section 3.6(d) is hereinafter referred as to the "Express Search Advertising Determination Date."

            (e) Strategic Actions. During the fifteen (15) months following the Closing Date, Parent shall not and shall not cause the Surviving Corporation to take any action with respect to the Surviving Corporation or its business, products or services that is intended to reduce Express Search Advertising Revenue or avoid paying the Express Search Advertising Earn-Out under this
Section 3.6; provided, that nothing herein shall create any enforceable right on the part of any employee of the Company to continued employment with Parent or the Surviving Corporation.

                                   ARTICLE IV.
                            EXCHANGE OF CERTIFICATES

      SECTION 4.1 Exchange of Certificates.

            (a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall (i) designate its transfer agent as the exchange agent (the "Exchange Agent"), to issue and deliver certificates (or record book-entry transfers) with respect to the shares of Parent Common Stock issuable pursuant to Section 3.1(b), and (ii) deposit, or shall cause to be deposited, cash deliverable pursuant to Section 3.1(b), and cash in lieu of fractional shares, in each case in exchange for shares of Company Capital Stock (other than Dissenting Shares) (the shares of

Parent Common Stock, together with cash delivered pursuant to Section 3.1(b) and cash in lieu of fractional shares, being hereinafter referred to as the "Exchange Fund"). Except as contemplated by Section 4.1(e) hereof, the Exchange Fund shall not be used for any other purpose.

            (b) Exchange Procedures for Certificates. Promptly following the Effective Time, the Surviving Corporation or the Exchange Agent shall mail to each holder of record of a Certificate, other than Certificates to be canceled or retired pursuant to Section 3.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration provided herein. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, the amount of consideration into which the shares of Company Capital Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1(b), and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable upon the surrender of any Certificate. If payment is to be made to a person or entity other than the person or entity in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person or entity requesting such payment shall pay any transfer or other taxes required by reason of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.1(b), each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any shares of Company Capital Stock to be cancelled or retired pursuant to Section 3.1(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein, without interest.

            (c) No Liability. None of the Exchange Agent, Parent, the Surviving Corporation or any party hereto shall be liable to any holder of shares of Company Capital Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash or interest from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law. Persons who prior to the Merger held shares of Company Capital Stock shall look only to the Parent (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) with respect to any consideration that may be payable upon due surrender of the Certificates held by them, without interest.

            (d) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.1(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the former holder thereof who is entitled to a stock certificate (or a book-entry transfer) representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 4.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

            (e) Fractional Shares. No certificates, scrip or book-entries representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of fractional shares of Parent Common Stock, each holder of Company Capital Stock shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock issuable to such holder) multiplied by (ii) the Parent Common Stock Price. The fractional share determination shall be made individually for each holder of Company Capital Stock. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Capital Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders, subject to and in accordance with the terms of Section 4.1(d).

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Capital Stock for twelve
(12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Article 4 shall thereafter look only to Parent for the shares of Parent Common Stock, cash deliverable pursuant to Section 3.1(b), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to
Section 4.1(e), and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 4.1(d), in each case, without any interest thereon, and any disbursements required to be made from the Escrow Fund pursuant to the terms of the Escrow Agreement.

            (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, together with the delivery of any agreement to indemnify Parent, and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, the cash deliverable pursuant to Section 3.1(b), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 4.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.1(c), in each case, without any interest thereon, and any disbursements required to be made from the Escrow Fund pursuant to the terms of the Escrow Agreement.

            (h) Affiliate Letter. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate of the Company shall not be exchanged until Parent has received an executed letter from such Affiliate in the form attached hereto as Exhibit H (an "Affiliate Letter").

      SECTION 4.2 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the CGCL, but only to the extent required thereby, shares of Company Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Capital Stock who have not voted in favor of the Merger and who have properly exercised appraisal rights with respect thereto in accordance with Section 1300 of the CGCL (the "Dissenting Shares") will not be exchangeable for the right to receive the consideration specified herein, and holders of such shares of Company Capital Stock will be entitled to receive payment of the appraised value of such shares of Company Capital Stock in accordance with the provisions of California Law unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Capital Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration specified herein, without any interest thereon, and such consideration shall be subject to Section 3.5(a). The Company shall give Parent
(A) notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

      SECTION 4.3 No Further Ownership Rights in Shares of Company Capital Stock; Closing of Company Transfer Books. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a shareholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 3.1(a) and other than Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the consideration specified herein or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her shares of Company Capital Stock pursuant to California Law and no transfer of shares of Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for herein.

      SECTION 4.4 Withholding Rights. Each of the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock or any holder of

Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder, and any provision of applicable Law (including without limitation, under Section 1445 of the Internal Revenue Code, if applicable). To the extent that amounts are so withheld by the Company, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock or holder of Company Options in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or Parent, as the case may be.

      SECTION 4.5 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE V.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth in the written disclosure schedule dated as of the date of this Agreement and previously delivered by the Company to Parent and Merger Sub (the "Company Disclosure Schedule") (it being understood that the Company Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Company Disclosure Schedule shall qualify the representations in the corresponding section of this Article V and shall be deemed made in any other section or sections of the Company Disclosure Schedule where the relevance of such disclosures is reasonably apparent from the text of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

      SECTION 5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business as it is currently being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased by it, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 5.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which the Company is qualified to do business as a foreign corporation. The copies of the Company's articles of incorporation and bylaws delivered by the Company to Parent prior to the execution of this Agreement are accurate, complete and correct copies of such instruments as in effect on the date of this Agreement.

      SECTION 5.2 Capitalization.

            (a) Authorized, Issued and Outstanding Capital Stock. The authorized capital stock of the Company consists of Forty-One Million One Hundred Ninety-Nine Thousand Nine Hundred and Thirty (41,199,930) shares, without par value, of which (i) Thirty-Six Million (36,000,000) shares are Company Common Stock and (ii) Five Million One Hundred Ninety-Nine Thousand Nine Hundred Thirty (5,199,930) shares are Company Preferred Stock, of which (x) One Million Eight Thousand Three Hundred Thirty-Four (1,008,334) shares have been designated as Series A Preferred Stock, (y) One Million Nine Hundred Thirty Five Thousand Two Hundred Sixty Nine (1,935,269) shares have been designated as Series B Preferred Stock and (z) Two Million Two Hundred Thousand (2,200,000) shares have been designated as Series C Preferred Stock. As of the date of this Agreement, there are issued and outstanding 6,662,535 shares of Company Common Stock, 1,008,334 shares of Series A Preferred Stock, 1,935,269 shares of Series B Preferred Stock and 2,017,210 shares of Series C Preferred Stock. The Company has no other capital stock authorized, issued or outstanding. Section 5.2(a) of the Company Disclosure Schedule sets forth name of each holder of shares of Company Capital Stock, as well as the number of shares of Company Common Stock and Company Preferred Stock held by each such holder. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Company Common Stock or Company Preferred Stock.

            (b) Company Options. As of the date of this Agreement, 2,143,218 shares of Common Stock are reserved for issuance upon the exercise of outstanding Company Options that were granted pursuant to the Company Option Plan. 1,592,373 shares of Common Stock are reserved for issuance for awards not yet granted pursuant to the Company Option Plan, and no shares of Company Common Stock, no shares of Series A Preferred Stock, no shares of Series B Preferred Stock and no shares of Series C Preferred Stock are reserved for issuance pursuant to outstanding warrants. Section 5.2(b) of the Company Disclosure Schedule sets forth the name of each holder of Company Options, as well as the number of Company Options held by each such holder, the vesting schedule for each such Company Option (including a description of the circumstances under which such vesting schedule can or will be accelerated) and the price per share of Company Common Stock for which each such Company Option is exercisable (without taking into account whether or not such Company Option is in fact exercisable on the date of this Agreement). The Company has delivered or made available to Parent true, accurate and complete copies of each plan or agreement pursuant to which any Company Option has been granted, including any and all amendments thereto. No Options (or any portion thereof, and including after Parent's assumption thereof as described in Section 3.2) will be entitled to accelerated vesting as a result of the Merger.

            (c) No Other Company Capital Stock or Company Options. Except for the Company Options and Company Preferred Stock referred to above, there are no outstanding options, rights or warrants or convertible securities or other rights of any kind to purchase or otherwise acquire any shares of Company Capital Stock or other securities of the Company. Except for the aggregate of 3,735,591 shares of Company Common Stock reserved for issuance upon exercise of Company Options granted or to be granted under the Company Option Plan and 11,602,897 shares of Company Common Stock reserved for issuance upon conversion of outstanding shares of Company Preferred Stock, no shares of capital stock of the Company are reserved for issuance.

            (d) No Other Agreements. Except as set forth in Section 5.2(d) of the Company Disclosure Schedule, there are no contractual obligations (whether written or oral) that have not been complied with in all material respects or properly waived, to which the Company is a party, or by which it is bound, that
(i) restricts the transfer of; (ii) affects the voting rights of; (iii) requires or allows the repurchase, redemption or disposition of, or contains any right of first refusal with respect to; (iv) requires the registration or sale of; or (v) grants any preemptive or antidilutive right with respect to, any shares of Company Common Stock, Company Preferred Stock or any capital stock of, or other equity interests in, the Company.

            (e) Valid Issuances. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are free of any preemptive rights in respect thereto. All outstanding securities of the Company have been issued in compliance with all applicable state and federal securities Laws. The stock ledgers and related records that have been delivered or made available by the Company to Parent are complete and accurate.

      SECTION 5.3 Subsidiaries.

            (a) The Company has never had and it does not currently have any Subsidiaries. There are no other Persons in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire any equity interest. The Company is not a member of any partnership or limited liability company, nor is the Company a participant in any joint venture or similar arrangement constituting a legal entity.

      SECTION 5.4 Authorization; No Conflicts

            (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Company's Board of Directors and except for (i) the Shareholder Consent and (ii) the filing of the First Agreement of Merger with the Secretary of State of the State of California, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the Ancillary Agreements to which the Company is a party or to authorize or consummate the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party by each of the other parties hereto and thereto) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

            (b) Assuming the Shareholder Consent, the filing of the First Agreement of Merger with the Secretary of State of the State of California, the Fairness Approval and that those consents, authorizations, filings, notifications and other actions set forth on Section 5.5 of the Company Disclosure Schedule have been obtained or made, neither the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is a party nor the consummation by the Company of any of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation, charter or bylaws or comparable organizational documents of the Company or (ii) (x) violate, conflict with or require any notice, filing, consent, waiver or approval under any material Law to which the Company or any of its properties, contracts or assets are subject, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the Company Preferred Stock, the Company Common Stock or any Encumbrance upon the properties, contracts or assets of the Company under, or require any notice, approval, waiver or consent under, any material note, bond, mortgage, indenture, deed of trust, customer contract, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected in any material respect.

      SECTION 5.5 Consents, Approvals, Etc. Except for the Shareholder Consent, the filing of the First Agreement of Merger with the Secretary of State of the State of California, the Fairness Approval and those consents, approvals and notices set forth on Section 5.5 of the Company Disclosure Schedule, no consents or approvals of or notices to or filings, declarations or registrations with any Governmental Authority or any third party are necessary in connection with (i) the execution and delivery by the Company and its Affiliates of this Agreement or any of the Ancillary Agreements to which the Company is a party or (ii) the consummation by the Company or any of its Affiliates of the transactions contemplated hereby or thereby so as to permit the Surviving Corporation to continue the Business after the Closing Date.

      SECTION 5.6 Financial Statements.

            (a) The Company has delivered to Parent copies of (i) the unaudited consolidated balance sheet of the Company as of December 31, 2004 and the related consolidated statements of income and changes in shareholders' equity for the year ended December 31, 2004 (the statements referred to in this clause
(i) (including the balance sheet), the "Unaudited Company Financial Statements" and the unaudited balance sheet as of December 31, 2004, the "Unaudited Company Balance Sheet"); and (ii) the audited consolidated balance sheets of the Company as of December 31, 2003 and 2002 and the related consolidated statements of income and changes in shareholders' equity for the fiscal years ended December 31, 2003 and 2002 (the statements referred to in this clause (ii) (including the balance sheets), the "Audited

Company Financial Statements" and together with the Unaudited Company Financial Statements, the "Company Financial Statements."). The Company Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective dates thereof and the results of the Company's operations for the fiscal periods therein set forth. Except as set forth on
Section 5.6 of the Company Disclosure Schedule, the Company Financial Statements have been prepared in accordance with GAAP consistently applied throughout such fiscal periods (subject to normal year-end audit adjustments with respect to the Unaudited Company Financial Statements), except as may be indicated in the notes thereto with respect to the Unaudited Company Financial Statements.

            (b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) the Company tracks and monitors its assets and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (c) The Company has delivered to Parent an itemization of the accounts receivable (including aging) of the Company as of January 31, 2005 (the "Accounts Receivable"). The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof. All Accounts Receivable have been billed in accordance with the past practice of the Company consistently applied and, to the Knowledge of the Company, are collectible in the ordinary course of business within one hundred twenty (120) days, except to the extent of an amount not in excess of the reserve for doubtful accounts reflected on the Unaudited Company Balance Sheet.

            (d) To the Knowledge of the Company, there are no outstanding claims against the Company that, in the aggregate, are material to the Company, to return any products by reason of alleged overshipments, defective products or otherwise, or of products in the hands of customers under a written agreement that such products would be returnable. No outstanding purchase commitment of the Company presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price materially in excess of the now current market price or contains terms or conditions materially more onerous than those usual and customary in the Business.

            (e) The Company has made and kept (and given Parent access to) its books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Business. The minute books of the Company previously delivered or made available to Parent materially and accurately reflect all action previously taken by the shareholders, board of directors and committees of the board of directors of the Company. The copies of the stock book records of the Company previously delivered or made available to Parent in connection with Parent's due diligence are true, correct and complete, and accurately reflect all transactions effected in the Company's equity securities through and including the date of this Agreement. The Company has not engaged in any material transaction, maintained any bank account or used any material corporate funds except for transactions, bank accounts and funds which have been and are reflected in the Company's books and records.

      SECTION 5.7 Undisclosed Liabilities

            (a) Except as set forth on Section 5.7 of the Company Disclosure Schedule, the Company has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (a) liabilities and obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Company Financial Statements which, in both cases, individually or in the aggregate, are not material to the assets, properties, business, financial condition or operating results of the Company,
(b) liabilities and obligations which are reflected and properly reserved against in the Company Financial Statements in accordance with GAAP, and (c) liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Unaudited Company Balance Sheet Date. None of the liabilities or obligations described in this Section 5.7 relates to any breach of Contract, breach of warranty, tort, infringement, misappropriation or violation of law or arose out of any Action.

            (b) The Company has never affected or otherwise been involved in any "off-balance sheet arrangements" (as defined in Item 303(a)(4) of Regulation S-K under the Securities Exchange Act of 1934, as amended). Without limiting the generality of the foregoing, the Company is not providing a guarantee of any debt or other obligation of any other Person.

      SECTION 5.8 Contracts. Section 5.8 of the Company Disclosure Schedule sets forth a complete and accurate list or description of all Contracts as of the date of this Agreement: (v) pursuant to which the Company is either obligated to pay or entitled to receive in excess of $25,000 and that is not otherwise required to be disclosed pursuant to subsections (x), (y) or (z) of this Section 5.8; (w) agreements set forth under subsection (v) that are not terminable by the Company within ninety (90) days from the date of this Agreement without penalty or further obligation on the part of the Company; (x) that involve material payments based on profits or revenues of the Company; (y) that are employment, management, consulting or severance agreements or other agreements or arrangements with any employees or independent contractors of the Company that differ in any material respect from the Company's current standard form of any of the foregoing (other than standard offer letters which provide for no severance benefits materially in excess of such benefits afforded to Company employees generally), of which copies of such standard forms have been previously furnished by the Company to Parent; or (z) that include any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company or any of its Affiliates to compete (geographically or otherwise) in any line of business (collectively, the "Scheduled Contracts"). True, correct and complete copies of the current standard form of offer letter, employee invention and proprietary rights assignment agreements, option agreements, user agreement or privacy policy used by the Company (and any prior forms of offer letter, employee invention and proprietary rights assignment agreements, option agreements, user agreement or privacy policy that are currently in effect and that differ in any material respect from the Company's current standard forms) have been previously furnished to Parent. True, correct and complete copies of each Scheduled Contract have been made available to Parent. As of the date of this Agreement,

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each of the Scheduled Contracts is a legal, valid and binding obligation of the
Company (assuming the due authorization, execution and delivery by the other parties thereto) and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity). The Company has not received notice of cancellation of or default under or intent to cancel or call a default under any of the Scheduled Contracts. The Company has performed all obligations required to be performed by it to date under the Scheduled Contracts where such nonperformance would result in a material breach of or material default under any such Scheduled Contract, and there exists no event or condition which with or without notice or lapse of time or both would be a material breach or a material default on the part of the Company or, to the Knowledge of the Company, on the part of any other party to such Scheduled Contracts.

      SECTION 5.9 Tax Matters.

            (a) Filing of Tax Returns. The Company has timely filed with the appropriate Tax authorities all Tax Returns required to be filed through the date of this Agreement. All Taxes due and owing from the Company at any time were timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it may be subject to taxation by that jurisdiction.

            (b) Payment of Taxes. The unpaid Taxes of the Company (and proper accruals for such Taxes under GAAP) (i) did not, as of the date of the Unaudited Company Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Company Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of Unaudited Company Financial Statements, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

            (c) Audits, Investigations or Claims. No deficiencies for Taxes of the Company have been claimed, proposed or assessed by any Tax authority or other Governmental Authority. There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company, and there are no matters under discussion with any Tax authorities or other Governmental Authorities, or known to the Company with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of the Company and its predecessors for the years ended December 31, 2000, 2001, 2002 and 2003, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company, or any of its respective predecessors since December 31, 2000. None of the Company nor any of its predecessors has waived any statute of

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

limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company, as applicable) with respect to any Taxes has been executed or filed with any Tax authority.

            (d) Liens. There are no Encumbrances for Taxes other than Encumbrances for Taxes not yet due and payable on any assets of the Company

            (e) Tax Elections. All material elections with respect to Taxes affecting the Company as of the date of this Agreement, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Parent, are set forth on Section 5.9(e) of the Company Disclosure Schedule. The Company (i) has not consented at any time under former
Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company, (ii) has not agreed to, or is or will be required by virtue of any of the transactions contemplated by this Agreement to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, (iii) has not made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, (iv) has not acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under
Section 103(a) of the Code, (v) has not made or will make a consent dividend election under Section 565 of the Code, (vi) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code, or (vii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

            (f) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company.

            (g) Other Entity Liability. The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). The Company has no liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

            (h) No Withholding. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (i) USRPHC. The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code

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

            (j) Partnerships, Single Member LLCs, CFCs, PHCs and PFICs. The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity other than LLC, (iii) is not a stockholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is not a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), and (v) is not a "passive foreign investment company" within the meaning of Section 1297 of the Code.

            (k) Permanent Establishment. The Company does not have, or did not have, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country

            (l) Disallowance of Interest Deductions. None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of Law.

            (m) International Boycotts. The Company has not participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

            (n) Tax Shelters. The Company has not entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then it believes that it has either (x) substantial authority for the Tax treatment of such transaction or
(y) disclosed on its Tax Return the relevant facts affecting the Tax treatment of such transaction.

            (o) Spin-Offs. The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code, and the stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code.

            (p) Deductibility of Payments. To the Knowledge of the Company, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company (with respect to such employee's relationship with the Company, as applicable) that, individually or collectively, requires the payment by the Company of any amount that is not deductible under Section 162(a)(1) or 404 of the Code (except for amounts that are temporarily nondeductible pursuant to Section 404(a)(5) of the Code.

      SECTION 5.10 Litigation and Governmental Orders.

            (a) There are no material legal, administrative, arbitral or other proceedings (including disciplinary proceedings) or Actions of any nature pending or of which the Company has received written notice or that, to the Knowledge of the Company, are threatened (i) against the Company, any assets of the Company or the Business or that challenge the validity or propriety of the transactions contemplated by this Agreement or by any of the Ancillary Agreements; (ii) involving any of the Company's products; or (iii) challenging the Company's right to use any products owned or licensed by any of the Company's vendors. There is no injunction, order, judgment, decree or material regulatory restriction imposed upon the Company or any assets of the Company or the Business.

      SECTION 5.11 Compliance with Laws.

            (a) The Company holds, and at all times has held, and at Closing will hold, all material licenses, franchises, decrees, permits and authorizations required under applicable Law (collectively, "Permits") for the lawful ownership, operation and use of the assets of the Company and the conduct of the Business under and pursuant to, and has complied with each, and the Company is not in default under any applicable Law relating to the Company or any of its respective assets, properties or operations in any material respect, and there are no outstanding material violations of any of the above, and the Company has not received notice asserting any such violation. The Company has been and is in compliance with all Permits in all material respects. Section 5.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Permits currently held by the Company. The Company has all material Permits required to permit the Company to conduct the Business.

            (b) No Governmental Authority has provided notice to the Company of, and, to the Knowledge of the Company, no Governmental Authority has otherwise initiated or threatened to commence, any Action, proceeding or investigation into the Business or operations of the Company or any of its officers, directors or employees in their capacity as such with the Company and, to the Knowledge of the Company, no such Actions, proceedings or investigations are contemplated. There is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of any of the Company.

      SECTION 5.12 Properties.

            (a) The Company has good and marketable title to, or valid leasehold interests in, all of its properties and assets. All such assets and properties, other than assets and properties in which the Company has a leasehold interest, are free and clear of all Encumbrances, other than Permitted Encumbrances. The Company has complied in all material respects with all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company enjoy peaceful and undisturbed possession under all such leases. Section 5.12 of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property owned or leased by the Company and a true and complete list of all personal property, equipment and fixtures (other than items or categories of items having a book value of less than $10,000 individually) owned by the Company, all of which personal property, equipment and fixtures are in good condition, normal wear and tear excepted.

            (b) There are no pending or, to the Knowledge of the Company, threatened, condemnation or similar Actions against the Company or otherwise relating to any of the properties or assets and the Company has not received any written notice of the same.

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

            (c) Since December 31, 2004, there has not been any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Company's assets or the Business of the Company.

      SECTION 5.13 Sufficiency of and Title to Assets. The Company owns all right, title and interest in and to or has sufficient rights to all of the properties, assets and rights of any kind, whether tangible or intangible, real or personal (including, without limitation, the Company's Intellectual Property), necessary to enable the Company (prior to the Closing) and Parent and the Surviving Corporation (after the Closing) to conduct the Business (the "Company Assets"), free and clear of any Encumbrances, other than Permitted Encumbrances. Except as disclosed in Section 5.13 of the Company Disclosure Schedule, (i) no licenses or consents from, or payments to, any Person are or will be necessary for Parent to use any of the Company Assets in substantially the manner in which the Company and its Affiliates have used the Company Assets, and (ii) no restrictions will exist on Parent's right to sell, resell, license or sublicense any of the Company Assets or engage in the Business, nor will any such restrictions be placed on Parent as a consequence of the Merger or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements. The Company has sole right, title and interest in and to or has sufficient rights to all of the assets on the Unaudited Company Balance Sheet, free and clear of any Encumbrances, other than Permitted Encumbrances.

      SECTION 5.14 Intellectual Property.

            (a) Generally. Section 5.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign: (i) trademarks, service marks and trade names and designs (whether registered or unregistered), and for each registered trademark, registered service mark, registered trade names or registered designs, the application serial number or registration number thereof, if applicable, the class of goods or the description of the goods or services covered thereby, the countries in which such trademark, service mark, trade name or design is registered, and the expiration date for each country in which trademark, service mark, trade name or design has been registered (collectively, "Trademarks"); (ii) patents and patent applications (including petty patents and utility models and applications therefor, as applicable, and any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing) and for each patent, the number, issue date, title and priority information for each country in which such patent has been issued, and for each patent application, the application number, date of filing, title and priority information for each country in which a patent application is pending (collectively "Patents"); (iii) copyright registrations and applications and for each registered copyright, the number and date of registration thereof for each country in which such copyright has been registered (collectively "Copyrights"); and (iv) registered domain names, and World Wide Web Universal Resource Locators (collectively, "Domain Names"); in each case the Intellectual Property is owned by or exclusively licensed to the Company, in whole or in part, including jointly with others (such schedule specifying if such Intellectual Property is owned jointly), or used by the Company in the conduct or operation of the Business, other than under (A) non-exclusive licenses otherwise required to be listed under Section
5.8 or Section 5.15 of the Company Disclosure Schedule, (B) "off-the-shelf" shrink wrap Software commercially available on reasonable terms to any Person for a license fee of no more than $50,000 or (c) that is not incorporated into, or used in the development, manufacturing, or distribution of the products or services of the Company.

            (b) Trademarks.

                  (i) All Trademarks of the Company for which an application for registration has been filed are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise adversely affect the use, priority or enforceability of the Trademark in question. No registered Trademark of the Company has been or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. To the Knowledge of the Company, there has been no prior use of any Trademark of the Company by any third party that confers upon said third party superior rights in any such Trademark.

                  (ii) The Company is the owner of all right, title and interest in and to all of the Trademarks, in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written notice or claim or, to the Knowledge of the Company, any oral notice or claim, challenging the Company's complete and exclusive ownership of the Trademarks or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in future Trademarks

            (c) Patents.

                  (i) All Patents of the Company are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise adversely affect the enforceability of the Patent in question and, to the Knowledge of the Company, the Company has not taken any action or failed to take any action (including a failure to disclose material prior art in connection with the prosecution of any Patent), or used or enforced (or failed to use or enforce) any of the Patents in a manner that would result in the abandonment or unenforceability of any of the Patents.

                  (ii) No Patent of the Company has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or any foreign patent office and, to the Knowledge of the Company, no such action has been threatened. To the Knowledge of the Company, there is no Patent of any Person that claims the same subject matter as any Patent of the Company and, to the Knowledge of the Company, no prior art that invalidates any claim of any Patent of the Company.

                  (iii) The Company is the owner of all right, title and interest in and to all of the Patents, in each case free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written notice or claim challenging the Company's complete and exclusive ownership of the Patents or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in future Patents.

                  (iv) To the Knowledge of the Company, the inventions disclosed in the Patents may be practiced by the Company without infringing any other patents owned by any Person.

            (d) Copyrights.

                  (i) The Company is the owner of all right, title and interest in and to each of the Copyrights used by the Company other than those as to which the rights being exercised by the Company have been licensed from another Person (collectively, "Company Owned Copyrights"), free and clear of any and all Encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature other than under (A) non-exclusive licenses otherwise required to be listed under Section 5.8 or Section 5.15 of the Company Disclosure Schedule, (B) "off-the-shelf" shrink wrap Software commercially available on reasonable terms to any Person for a license fee of no more then $50,000, or (C) that is not incorporated into, or used in the development, manufacturing, or distribution of the products or services of the Company, and the Company has not received any notice or claim (whether written or oral) challenging the Company's complete and exclusive ownership of the Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto

                  (ii) The Company has not received any written notice or claim challenging or questioning the validity or enforceability of any of the Company Owned Copyrights or indicating an intention on the part of any Person or otherwise threatening to bring a claim that any Company Owned Copyright is invalid, is unenforceable or has been misused.

                  (iii) The Company has not taken any action or, to the Knowledge of the Company, failed to take any action (including a failure to disclose required information to the United States Copyright Office in connection with any registration of a registered copyright therewith), or used or enforced (or failed to use or enforce) any of the Company Owned Copyrights, in each case in a manner that would result in the unenforceability of any of the Company Owned Copyrights. The Company has taken all reasonable steps to protect the Company's rights in and to the Company Owned Copyrights. To the Knowledge of the Company, no other Person has infringed or is infringing any of the Company Owned Copyrights

            (e) Trade Secrets.

                  (i) The Company has taken all reasonable steps in accordance with normal industry practice to protect its rights in confidential information and proprietary information, including any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, "Trade Secrets").

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

                  (ii) Without limiting the generality of Section 5.14(e)(i), the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms that assign to the Company all rights to any Intellectual Property relating to the Business that are developed by the employees, consultants or contractors, as applicable, and that otherwise appropriately protect the Intellectual Property of the Company, and, except subject to appropriate confidentiality obligations, there has been no disclosure by the Company of its confidential information or Trade Secrets; nor have any actions been taken by the Company which would affect the Company's ability to obtain U.S. or, to the Knowledge of the Company, foreign protection for the Company's inventions.

            (f) License Agreements

                  (i) Section 5.14(f)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property currently or proposed to be used by the Company in the operation of its business (other than "off-the-shelf" shrink wrap Software commercially available on reasonable terms to any Person for a license fee of no more than $50,000, and other than agreements relating to Intellectual Property not incorporated into or used in the development, manufacturing or distribution of the products or services of the Company) (collectively, the "Company Inbound License Agreements"), indicating for each the title and the parties thereto.

                  (ii) Section 5.14(f)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements (other than "click through" end user license agreements entered into in the ordinary course of the Company's business) currently in effect and providing for annual payments to the Company in excess of $50,000 under which the Company has granted licenses of Software or other rights to in or to use or practice any rights under any Company Intellectual Property (indicating for each the title and parties thereto) and the Company's current forms of license agreements used by the Company in the ordinary course) under which the Company grants licenses of Software or grants other rights in or to use or practice any rights under any of the Company's Intellectual Property (indicating for each the title of such form agreement) (collectively, the "Company Outbound License Agreements").

                  (iii) There is no outstanding or, to the Knowledge of the Company, threatened material dispute or material disagreement with respect to any Company Inbound License Agreement or any Company Outbound License Agreement. Correct and complete executed copies of all Company Inbound License Agreements and Company Outbound License Agreements have been made available to Parent.

            (g) Domain Names. The Company is the sole owner of the Domain Names, and all such Domain Names are currently registered by the Company, as sole owner, with an ICANN accredited registrar, and the registration fees are paid through the date(s) listed on Section 5.14(g) of the Company Disclosure Schedule. To the Company's Knowledge and except as maybe provided on any such internet site or in any terms of use or other policy governing the use of or access to any such internet site, the Company is the owner or has sufficient rights to display all content displayed on the Internet site associated with each of the Domain Names

(collectively, the "Content"), and no consent, license or approval from any third party is required in connection with the sale or transfer of the ownership of the Domain Names and the continued use of the Content by Parent or the Surviving Corporation. To the Knowledge of the Company, no facts or circumstances exist which could reasonably form the basis of a challenge relating to Parent's unencumbered use of the Domain Names or Content, or any part thereof.

            (h) Ownership; Sufficiency of Intellectual Property Assets. The Company owns or possesses adequate licenses or other rights to use, free and clear of Encumbrances (except in the case of licenses, the interests of the licensing party), orders, arbitration awards and contingent licenses arising from termination provisions (or other causes) in agreements between the Company and any other Person, all of its Intellectual Property used in the conduct of the Business. The Intellectual Property identified in Section 5.14(h) of the Company Disclosure Schedule, together with Trade Secrets, Company Owned Copyrights, the Company's unregistered Copyrights and the Company's rights granted to it under the Company Inbound License Agreements, constitute all the Intellectual Property rights and Company Inbound License Agreements used in the operation of the Business as currently conducted and are all such Intellectual Property rights and Company Inbound License Agreements necessary to operate the Business after the Closing in substantially the same manner as the Business has been operated by the Company.

            (i) No Infringement by the Company. To the Knowledge of the Company (except for those license agreements listed in Section 5.14(f)(i) of the Company Disclosure Schedule), the products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the Business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party. No litigation is now, or since incorporation of the Company has been, pending and no written notice or other written claim has been received by the Company, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party, including any contamination or misappropriation of trade secrets claims, or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company.

            (j) No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed by the Company, and no claims for any of the foregoing have been brought against any third party by the Company. The Company has taken reasonable steps in accordance with normal industry practice to protect its Intellectual Property.

            (k) Assignment; Change of Control. To the Knowledge of the Company, the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements and each of the other documents contemplated hereby or thereby to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company's rights to own any of its Intellectual Property or rights under any Company Inbound

License Agreement or Company Outbound License Agreement, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

            (l) Software.

                  (i) The Software owned or purported to be owned by the Company was: (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party who assigned all Intellectual Property rights in the Software to the Company. None of the Software owned or purported to be owned by the Company is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement that requires the disclosure of the source code to any Software owned or purported to be owned by the Company. The Company has made no submission or suggestion and is not subject to any agreement with standards bodies or other entities, other than under Company Inbound License Agreements or Company Outbound License Agreements which would obligate the Company to grant licenses to or otherwise impair its control of its Intellectual Property.

                  (ii) No Software (other than third party software licensed to the Company), and, to the Knowledge of the Company, no third party software licensed to the Company, contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any material respect the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

                  (iii) No source code for any Software has been delivered, licensed or made available by the Company to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Company or who was not, at the time the source code was delivered, licensed or made available, an employee or consultant of the Company. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Company.

            (m) Encryption Technology. The Business as currently conducted and as currently proposed to be conducted complies with all U.S. and, to the Knowledge of the Company, non-U.S. applicable Laws, rules and regulations, whether domestic or foreign, regarding encryption technology, including, without limitation, the import and export thereof. A copy of all CCAT's received by the Company is attached to Section 5.14(m) of the Company Disclosure Schedule.

            (n) Performance of Existing Products. The Company's currently licensed and marketed commercially available products, including any customized products, perform in all material respects with the functions described in any currently applicable agreed upon specifications or end user documentation provided to Parent or to customers or potential customers of the Company and in accordance with the Company's contractual obligations to the Company's customers. The Company has not been notified, either verbally or in writing, that such products do not perform as set forth above.

            (o) Use of User Data.

                  (i) The Company's use, license, sublicense and sale of any User Data collected from users at www.atomz.com and any co-branded websites which the Company manages have complied in all material respects with the Company's published privacy policy at the time such User Data was used, licensed, sublicensed or sold, as applicable, (collectively, the "Privacy Policies"), excluding any violation that, if disclosed, would not reasonably be expected to result in a material claim against the Company.

                  (ii) The Company is in compliance in all material respects with all U.S. and, to the Knowledge of the Company, non-U.S. applicable Laws and contractual obligations binding on the Company that relate to or govern the compilation, use and transfer of User Data.

                  (iii) There is no Action (including any audit or investigation) pending or, to the Knowledge of the Company, threatened, by any Person or any Governmental Authority involving the use, disclosure or transfer of any User Data by the Company, nor, to the Knowledge of the Company, has the Company been contacted by any Governmental Authority regarding the use, disclosure or transfer of any User Data by the Company.

                  (iv) None of the Privacy Policies currently in effect prohibits the transfer of User Data to Parent and its Affiliates pursuant to Parent's acquisition of the websites, products and other assets of the Company pursuant to this Agreement (it being understood that, following such transfer, such User Data remains subject to the applicable use limitations set forth in such Privacy Policies).

                  (v) To the Knowledge of the Company, no Person has obtained unauthorized access to User Data stored on the computer systems of the Company (including, without limitation, any User Data contained in any hard copy printouts), nor has there been any other unauthorized acquisition of material computerized data of the Company (including, without limitation, any data contained in any hard copy printouts) that has compromised the security, confidentiality or integrity of any User Data maintained by the Company in any material manner.

      SECTION 5.15 Employee Benefit Matters.

            (a) General. Section 5.15(a) of the Company Disclosure Schedule contains a complete list of Company Benefit Plans. The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of and have no Knowledge of any default or violation by any other party to, each Company Benefit Plan, and each Company Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code. For the purposes of this Section 5.15(a), no action taken pursuant to this Agreement shall be deemed to constitute a default under or violation of any Company Benefit Plan.

            (b) Documents. True and complete copies of each of the following documents have been delivered or made available by the Company to Parent: (i) each Company Benefit Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) and all amendments thereto, all current summary plan descriptions, the most recent summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which the Company generally distributes to participants therein and a complete description of any Company Benefit Plan which is not in writing, (ii) the most recent determination and opinion letters received from the Internal Revenue Service with respect to each Company Benefit Plan that is intended to be a "qualified plan" under Section 401(a) of the Code or each standardized prototype plan on which each such Company Benefit Plan is based, and copies of all applications and written communications between the Company or any ERISA Affiliate and the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any Company Benefit Plan,
(iii) for the three (3) most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for any Company Benefit Plan or related trust, (iv) if the Company Benefit Plan is funded, the most recent annual accounting of Company Benefit Plan assets, (v) all material written communications to any Company Employee relating to any Company Benefit Plan and any proposed Company Benefit Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or events which would result in any material liability to the Company or any ERISA Affiliate, (vi) all material written communications between the Company or an ERISA Affiliate and any other governmental agency relating to any Company Benefit Plan, (vii) all COBRA forms and related notices (or such forms and notices as are required under comparable law) relating to any Company Benefit Plan, and (viii) the three (3) most recent plan years' discrimination tests demonstrating compliance with Sections 401(a)(4), 401(k), 401(m) and 410(b) of the Code (or other applicable provisions of the Code) for each Company Benefit Plan.

            (c) Qualified Plans. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received either a favorable determination letter or a favorable opinion letter from the Internal Revenue Service stating that such Company Benefit Plan, or the standardized prototype plan on which such Company Benefit Plan is based, is qualified and that its related trust, if any, is tax-exempt under the provisions of Sections 401(a) (or 403(a), as appropriate) and 501(a) of the Code. For each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, to the Company's Knowledge, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status that could not be cured without material liability to the Company.

            (d) Types of Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, been required to contribute to, or had any liability or obligation under or relating to any (i) Pension Plan that is subject to Section 302 or Title IV of ERISA or
Section 412 of the Code, (ii) Multiemployer Plan, or (iii) "multiple employer plan" as defined in ERISA or the Code, or (iii) "welfare benefit fund" within the meaning of Section 419 of the Code. No Company Benefit Plan provides welfare benefits that are not fully insured through an insurance contract. Neither the Company nor any ERISA Affiliate has engaged in any transaction subject to Section 4069(a) or 4212(c) of ERISA.

            (e) No Post-Employment Obligations. No Company Benefit Plan provides, or represents any material liability to provide, life insurance, health or other welfare benefits to any Company Employee upon his or her retirement or termination of employment or any reason, other than (i) coverage mandated by COBRA or any similar state or local law, (ii) death benefits under any Pension Plan, or (iii) disability benefits under any Welfare Plan that has been fully provided for by insurance or otherwise, and neither the Company nor any ERISA Affiliate has represented, promised or contracted (whether in oral or written form) to any Company Employee or any other person that such Company Employee or other person would be provided with life insurance, health or other welfare benefits upon their retirement or termination of employment, except those set forth in clauses (i) through (iii) of this Section 5.15(e).

            (f) Unrelated Business Taxable Income. No Company Benefit Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511.

            (g) Fiduciary Duties and Prohibited Transactions. No non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code, or transaction in violation of Section 406 or 407 of ERISA has occurred with respect to any Company Benefit Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Benefit Plan under
Section 502(i) or 502(l) of ERISA or Subtitle A, Chapter 43 of the Code.

            (h) Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitration proceeding, governmental audit or investigation relating to or seeking benefits under any Company Benefit Plan that is pending or, to the Knowledge of the Company, anticipated or threatened against the Company, any ERISA Affiliate or any Company Benefit Plan.

            (i) No Amendments. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Company Benefit Plan, to modify any Company Benefit Plan (except to the extent required by law or to conform any such Company Benefit Plan to the requirements of any applicable law, in each case as set forth on Schedule 5.15(i) of the Company Disclosure Schedule, or as required by this Agreement), or to adopt or enter into any Company Benefit Plan. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administration expenses normally associated with a termination).

            (j) Insurance Contracts. No Company Benefit Plan holds as an asset of any Company Benefit Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

            (k) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, in any material respect, violated the requirements of COBRA, the Family Medical Leave

Act, the Health Insurance Portability and Accountability Act of 1996, the Women's Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act or any similar provisions of state law applicable to Company Employees.

            (l) Effect of Transaction. The execution and delivery of this Agreement or the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby or thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee. No payment or benefit (or portion thereof) that will or may be made by the Company, its ERISA Affiliates or Parent or any of its affiliates under any Company Benefit Plan or this Agreement or the Ancillary Agreements with respect to any Company Employee will be a "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

            (m) No Other Material Liability. To the Knowledge of the Company, no event has occurred in connection with which the Company, any ERISA Affiliate or any Company Benefit Plan, directly or indirectly, could be subject to any material liability (other than the payment of benefits under the terms of such Company Benefit Plan) (A) under any statute, regulation or governmental order relating to any Company Benefit Plan or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Company Benefit Plans.

      SECTION 5.16 Labor Matters

            (a) The Company has previously provided Parent a complete and accurate list (giving name, job title, credited service, current annual compensation (including a separate statement of base salary, bonus and benefits for each individual)) of each current Company Employee. The employment of each Company Employee is terminable at-will by the Company. The Company has never been materially delinquent in payments to any Company Employees or Company independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employee or contractor. The Company is and has always been in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, wages and hours. The Company has withheld all amounts required by applicable Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and the Company has never been materially liable for any arrears of wages or any penalty for failure to comply with any of the foregoing. The Company has never been liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

            (b) There are no pending claims against the Company under any workers' compensation plan or policy or for long-term disability. The Company is not bound by or subject to (and none of its assets or properties are bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending or, to the Knowledge of the Company, threatened. The Company has not, during the three year period prior to the date of this Agreement, received any demand letters, civil rights charges, suits, drafts of suits, or administrative claims of or from any of its employees. There are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company and any Company Employees or Company independent contractors.

            (c) To the Knowledge of the Company, no Company Employees or Company independent contractors are or have ever been in material violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use by the Company of trade secrets or proprietary information of others. To the Knowledge of the Company, no Company Employees or Company independent contractors are or have ever been in material violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant relating to the Business.

            (d) No current Company Employees or Company independent contractors have given notice to the Company, nor is the Company otherwise aware, that any such Person intends to terminate his or her employment with the Company. The Company is in compliance with all Laws concerning the classification of employees and independent contractors and has properly classified all such Persons for purposes of participation in the Company Benefit Plans.

      SECTION 5.17 Environmental Matters. The Company (v) is in material compliance with all, and is not subject to any material liability, in each case with respect to any, applicable Environmental Laws, (w) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (x) is in material compliance with its Environmental Permits. The Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law. The Company (y) has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or threatened with respect thereto, or (z) is not an indemnitor in connection with any claim threatened or asserted by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials. To the Company's Knowledge, the Company does not use any Hazardous Materials in the conduct or operation of the Business. None of the real property owned or leased by the Company is listed or, to the Knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date of this Agreement, or any similar state or foreign list of sites requiring investigation or cleanup. Except as set forth in Section 5.17 of the Company Disclosure

Schedule, (i) to the Company's Knowledge, no Hazardous Material is present at any of the real property owned or leased by the Company in material violation of any applicable Environmental Law, (ii) the Company has not engaged in any Hazardous Materials Activity in material violation of any applicable Environmental Law, and (iii) no Action seeking material damages is pending or, to the Knowledge of the Company, has been threatened against the Company concerning any of the Hazardous Materials Activities of the Company, or Hazardous Materials Activity on any of the real property owned or leased by the Company.

      SECTION 5.18 Insurance. Section 5.18 of the Company Disclosure Schedule includes a list of all policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance presently in effect with respect to the Business (the "Company Insurance Policies"), including the named insured(s) and all beneficiaries thereunder, true and complete copies of which have been delivered to, or made available for review by, Parent. All Company Insurance Policies are valid, outstanding and enforceable policies and provide insurance coverage for the Company Assets and operation of the Business, of the kinds, in the amounts and against the risks required to comply with applicable Law and/or any contractual or other obligations. The Company has not been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Company Insurance Policies.

      SECTION 5.19 Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, the Company or any of its Affiliates in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereby or thereby. The Company has heretofore provided to Parent a complete copy of all agreements between the Company and any broker, finder or similar intermediary pursuant to which such Person would be entitled to any payment relating to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

      SECTION 5.20 Warranties; Product Liability.

            (a) Warranties. Except as set forth in Section 5.20(a) of the Company Disclosure Schedule or as may be reasonably apparent from the terms of any Scheduled Contract or Company Outbound License Agreement or other standard agreement to purchase or license the Company's products in its ordinary course of business or as may be required by Law, there are no warranties, express or implied, written or oral, with respect to the products or services of the Company, and there are no Actions pending or, to the Knowledge of the Company, threatened with respect to any such warranty.

            (b) Product Liability. Since January 1, 2000, there have been no product liability Actions involving the Company relating to products or services developed, manufactured, sold or provided by the Company, nor, to the Knowledge of the Company, (i) has any such Action been threatened; nor (ii) does any circumstance exist that would reasonably be expected to result in any such Action.

      SECTION 5.21 Absence of Certain Changes or Events. Since December 31, 2004 until the date of this Agreement, there has not been any: (a) Company Material Adverse Effect or any event or development that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

            (b) material failure to operate the Business in the ordinary course so as to use all commercially reasonable efforts to preserve the Business intact and to preserve the continued services of the Company's employees and the goodwill of suppliers, customers and others having business relations with the Company;

            (c) resignation or termination of any key employee or independent contractor, officer or manager, or any increase in the rate of compensation payable or to become payable to any officer or manager of the Company (other than in connection with general, regularly-scheduled reviews), including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Company Benefit Plan;

            (d) sale, assignment, license, transfer or Encumbrance of any of the Company Assets, tangible or intangible, singly or in the aggregate, other than sales or licenses of products and services in the ordinary course of business and consistent with past practice;

            (e) new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice or Contracts that are otherwise immaterial to the Company;

            (f) change in accounting methods or practices by the Company or revaluation by the Company of any of the Company Assets, including writing off or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established);

            (g) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any equity securities of the Company;

            (h) failure to pay any material obligation of the Company when due, unless the Company is disputing such obligation in good faith and maintaining appropriate reserves therefor;

            (i) cancellation of any indebtedness or waiver of any rights of substantial value to the Company, except in the ordinary course of business and consistent with past practice;

            (j) indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company;

            (k) acquisition of any equity interest in any other Person;

            (l) adoption, modification or termination of any Company Benefit Plan; or

            (m) agreement by the Company directly or indirectly to do any of the foregoing.

      SECTION 5.22 Customers. Section 5.22 of the Company Disclosure Schedule sets forth the Company's ten largest customers by revenues for the 12-month period ending on December 31, 2004. During such 12-month period, none of the ten largest customers canceled any of its material Contracts with the Company (or, to the Knowledge of the Company, threatened to do any of the foregoing), and, as of the date of this Agreement, the Company has not received any written communication or notice from any such customer of any intention to terminate or materially reduce services from the Company.

      SECTION 5.23 Prohibited Transactions. None of Company or any Representative acting on its behalf, has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business included in the Business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

      SECTION 5.24 Conflicts of Interest; Affiliate Transactions.

            (a) Neither the Company, nor, to the Knowledge of the Company, any director or officer of the Company:

                  (i) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly traded companies), or is an officer, director, employee or consultant of, any Person that carries on business in competition with the Company; or

                  (ii) has any material claim against, or owes any material amount to, the Company, except for claims for salary, commissions, accrued vacation pay and accrued benefits under Company Benefit Plans.

            (b) No Contract, understanding or arrangement between the Company, on the one hand, and any of its respective directors, officer or security holders, on the other hand, will continue in effect subsequent to the Closing Date, except for such rights as pertain to such person as an employee of the Company or a holder of the Company's equity securities.

            (c) As of the date of this Agreement, the Persons listed on Section 5.24(c) of the Company Disclosure Schedule are the only Affiliates of the Company for purposes of Rule 145 under the Securities Act.

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

      SECTION 5.25 Investment Company Act. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), which is required to be registered under the Investment Company Act in order to engage in the transactions described in
Section 7 of that Act. The Company is not a "broker" or "dealer" within the meaning of the Exchange Act. The Company does not act as investment adviser or subadviser to any "investment company," as defined in the Investment Company Act, which is registered under such Act.

      SECTION 5.26 Shareholder Vote Required. The only votes of any class or series of the Company's capital stock necessary to adopt or approve this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby are: (i) the affirmative vote of a majority of the shares of Company Common Stock, voting as a separate class and (ii) the affirmative vote of a majority of the shares of Company Preferred Stock, voting as a separate class (collectively, the "Shareholder Consent").

      SECTION 5.27 Reorganization Treatment.

            (a) Assets. At the Effective Time, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid to dissenting Shareholders, amounts used by the Company to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the First Step Merger or the Second Step Merger is part, and amounts distributed by the Company to shareholders (except for any regular, normal dividends) as part of an overall plan of which the First Step Merger or the Second Step Merger is a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time.

            (b) Business. The Company currently conducts a business. Such business is the Company's "historic business" within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent Parent from continuing the "historic business" of the Company or from using a "significant portion" of the Company's "historic business assets" in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

            (c) Redemptions and Distributions. Neither the Company nor any Person related to the Company within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of the Company's stock prior to or in contemplation of the First Step Merger or the Second Step Merger, or otherwise as part of a plan of which the First Step Merger or the Second Step Merger is a part.

            (d) Investment Company. The Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

            (e) Title 11. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

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

            (f) Intercorporate Indebtedness. At the Effective Time, to the Knowledge of the Company, there will be no intercorporate indebtedness existing between Parent and the Company that was issued or acquired, or will be settled, at a discount.

            (g) Liabilities. The liabilities of the Company assumed by Merger Sub and the liabilities to which the transferred assets are subject were incurred by the Company in the ordinary course of its business.

            (h) Value of Transferred Assets. The fair market value of the assets of the Company transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

                                  ARTICLE VI.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Except as set forth in the written disclosure schedule dated as of the date of this Agreement and previously delivered by Parent and Merger Sub to the Company (the "Parent Disclosure Schedule") (it being understood that the Parent Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Parent Disclosure Schedule shall qualify the representations in the corresponding section of this Article VI and shall be deemed made in any other section or sections of the Parent Disclosure Schedule where the relevance of such disclosures is reasonably apparent from the text of such disclosure), the Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

      SECTION 6.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased by it, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

      SECTION 6.2 Authorization; No Conflicts

            (a) Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which each of Parent and Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to approve this Agreement or the Ancillary Agreements to which they are a party or authorize or consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary

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

Agreements to which each of Parent and Merger Sub is a party have been duly and validly executed and delivered by each of Parent and Merger Sub (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto) constitute valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

            (b) Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 6.3 have been obtained or made, neither the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party by each of Parent and Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby to be performed by Parent or Merger Sub, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the organizational documents of Merger Sub or violate any provision of the certificate of incorporation or bylaws of Parent, (ii) (x) violate, conflict with or require any notice, filing, consent or approval under any material applicable Law to which Parent, Merger Sub or any of their respective properties, contracts or assets are subject, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the Parent Common Stock, properties, contracts or assets of Parent or Merger Sub under, or require any notice, approval or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent Merger Sub is a party, or by which Parent Merger Sub, or any of their respective properties or assets, may be bound or affected in any material respect.

      SECTION 6.3 Consents, Approvals, Etc. Except for the filing of the First Agreement of Merger with the Secretary of State of the State of California and the Fairness Approval, and except where the failure to obtain any consents, approvals, authorizations or actions, or to make such filings or notifications would not, when taken together with all other such failures by Parent and Merger Sub, have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement, no consents, waivers, approvals, authorizations, orders or permits of, or declarations, filings or registrations with, or notifications to, any Governmental Authority or any third party are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement and the Ancillary Agreements to which they are a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby.

      SECTION 6.4 Litigation and Governmental Orders. As of the date of this Agreement, there are no material Actions pending against Parent, Merger Sub or any Subsidiaries of Parent ("Parent Subsidiaries"), or any of the assets or properties of Parent, Merger Sub or any Parent Subsidiaries, that would (x) prevent either Parent or Merger Sub from performing its obligations under this Agreement, (y) prevent either Parent or Merger Sub from consummating the

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

transactions contemplated hereby, or (z) reasonably be expected to result in a Parent Material Adverse Effect. Parent, Merger Sub and the Parent Subsidiaries and their respective assets and properties are not subject to any material Governmental Order that would prevent either Parent or Merger Sub from performing its obligations under this Agreement or consummating the transactions contemplated hereby.

      SECTION 6.5 Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby.

      SECTION 6.6 Valid Issuance of Merger Shares. The shares of Parent Common Stock to be issued by Parent in connection with the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

      SECTION 6.7 SEC Filings. As of their respective filing dates, all of the forms, reports and documents filed by Parent with the SEC since October 1, 2004 (collectively, the "Parent SEC Filings") complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Parent SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Parent SEC Filing. The financial statements of Parent included in the Parent SEC Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Between September 30, 2004 and the date of this Agreement, Parent has not incurred any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with U.S. generally accepted accounting principles, except for (i) liabilities incurred in the ordinary course of business, and (ii) liabilities that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      SECTION 6.8 Capitalization.

            (a) Authorized, Issued and Outstanding Capital Stock. The authorized capital stock of Parent consists of 85,000,000 shares, of which (i) 75,000,000 shares are Parent Common Stock and (ii) 10,000,000 shares are preferred stock, none of which have been designated or issued. As of the date of this Agreement, Parent has 15,624,856 shares of Parent Common Stock issued and outstanding. Parent has no other capital stock authorized. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of Parent Common Stock.

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

      SECTION 6.9 Absence of Certain Changes or Events. Since September 30, 2004 through the date of this Agreement, there has not occurred (i) any Parent Material Adverse Effect, (ii) any material change by Parent in its accounting methods, principles or practices except as required by concurrent changes in U.S. generally accepted accounting principles, (iii) any material reevaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course, (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, other than a constructive dividend relating to the redemption of Parent preferred stock, (v) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Parent's assets or the Business of the Parent; or (i) any failure to pay any material obligation of the Parent when due (subject to any applicable grace periods).

                                  ARTICLE VII.
                              ADDITIONAL AGREEMENTS

      SECTION 7.1 Conduct of the Company Business Prior to the Effective Time.

            (a) Unless Parent otherwise consents in writing and except as otherwise expressly provided in this Agreement or set forth in Section 7.1 of the Company Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1, the Company shall (i) conduct the Business only in the usual, regular and ordinary course, (ii) use commercially reasonable efforts consistent with past practices and policies, subject to the limitations set forth herein, to keep available the services of the officers and key employees of the Company, and to preserve intact the current relationships of the Company with its customers, suppliers, distributors, and other Persons with which the Company has significant business relationships as of the date of this Agreement,
(iii) use commercially reasonable efforts consistent with past practices and policies, subject to the limitations set forth herein, to maintain the assets and properties of the Company in their current condition, normal wear and tear excepted, (iv) maintain the books, accounts and records of the Company in the usual, regular and ordinary manner, on a basis consistent with past practice,
(v) comply in all material respects with all requirements of Law and Governmental Orders applicable to the Company; (vi) use commercially reasonable efforts to prevent the lapse of any material Intellectual Property of the Company; and (vii) use commercially reasonable efforts to maintain liability, casualty, property, loss and other insurance coverage on the assets and property of the Company as are maintained on the date of this Agreement.

            (b) Without limiting the generality of the foregoing, except as expressly provided in this Agreement or Section 7.1 of the Company Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1, the Company shall not do or cause to be done any of the following without the prior written consent of Parent (which may be granted or withheld in Parent's sole discretion):

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

                  (i) except in the ordinary course of business, sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any material assets;

                  (ii) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or any equity interest in any other Person;

                  (iii) adopt a plan of partial or complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence to be suspended, lapsed or revoked;

                  (iv) revalue any of the assets of the Company or materially change any method of accounting or accounting practice used by it (including material changes with respect to extending trade receivables or making any material changes to the Company's receivables write-off policies or materially changing its payables cycle policies), other than such changes required by GAAP;

                  (v) amend the Company Articles of Incorporation or Company Bylaws in a manner inconsistent with this Agreement or the transactions contemplated hereby;

                  (vi) take any action which would materially interfere with the consummation of the transactions contemplated hereby or materially delay the consummation of such transactions;

                  (vii) grant or issue options or warrants to acquire Company Capital Stock (other than the issuance to Company employees of options to purchase Company Common Stock in the ordinary course of business, with an exercise price not less than the fair market value of the Company Common Stock at the date of issuance), or transfer, issue, sell or dispose of any shares of Company Capital Stock or other securities of the Company (other than issuances of shares upon exercise of Company Options outstanding on the date of this Agreement);

                  (viii) (i) materially modify, amend or terminate any Scheduled Contract, except in the ordinary course of business; (ii) enter into any Contract that would have constituted a Scheduled Contract had it been entered into prior to the date of this Agreement, except in the ordinary course of business consistent with past practices; or (iii) enter into any Contract that contains provisions entitling the other party to terminate the Contract (or that contains provisions requiring the consent or approval of the other party) in connection with the Merger;

                  (ix) grant credit to any customer, distributor or supplier of the Company on terms or in amounts materially more favorable than had been extended to any such Person in the past or had been extended to other similarly situated customers, distributors or suppliers of the Company in the ordinary course of business;

                  (x) (i) prepay any long-term Debt, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practices, (ii) accelerate or delay in any material respect the collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates on which the same would have been collected in the ordinary course of business consistent with past practice or
(iii) delay or accelerate in any material respect the payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

                  (xi) transfer, agree to transfer or grant of, or agree to grant a license to, any Intellectual Property of the Company other than in the ordinary course of business;

                  (xii) settle or compromise any pending or threatened Action (except Actions where the sole remedy is less than or equal to $50,000 individually and not more than $100,000 in the aggregate);

                  (xiii) declare, set aside or pay any dividend, or other distribution or capital return in respect of any share of Company Capital Stock, or redeem, repurchase or otherwise acquire any shares of Company Capital Stock (other than repurchases of stock issued to or held by employees, officers, directors or consultants of the Company upon termination of their employment or services pursuant to agreements entered into prior to the date of this Agreement providing for the Company's obligation to effect such repurchases);

                  (xiv) except for borrowings under existing agreements in the ordinary course of business, (i) incur any Debt, (ii) issue any Debt securities, or (iii) assume, grant, guarantee, endorse or otherwise accommodate or arrange to make the Company responsible for the Debt or Debt securities of any Person, in the case of each of clauses (i), (ii) and (iii) of this Section 7.1(b)(xiv), having an aggregate value in excess of $50,000 for all such occurrences;

                  (xv) amend or waive any of its rights under, or (except pursuant to the terms of the Company Option Plan as in effect as of the date of this Agreement) permit the acceleration of vesting under: (i) any provision of the Company Option Plan; (ii) any provision of any agreement evidencing any outstanding Company Option; or (iii) any provision of any restricted stock purchase agreement;

                  (xvi) (i) enter into or amend any employment, deferred compensation, severance or similar Contract, other than the entry into of standard offer letters or terms of employment, in each case for "at-will" employment entered into in the ordinary course of business, (ii) increase the compensation payable, or to become payable, by the Company to any Company Employees, or any directors or officers of the Company, (iii) pay or provide for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Company Employee, or any director or officer of the Company, or (iv) adopt, amend or increase the coverage or benefits available under, any severance pay, termination pay, vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any Company Representatives, other than, in the case of clauses (ii), (iii) and (iv) of this Section 7.1(b)(xvi), normal salary increases and spot bonuses in the ordinary course of business consistent with past practice, and except, in the case of clause (iii) of this Section 7.1(b)(xvi), to the extent that the Company is contractually obligated to do so or required to do so by applicable Law;

                  (xvii) promote or otherwise change the title of any Company Employee (retroactively or otherwise), or hire any new employee, in each case other than in the ordinary course of business;

                  (xviii) effect any recapitalization, reclassification or like change in the capitalization of the Company;

                  (xix) other than in the ordinary course of business and consistent with past practice, cancel or compromise any material Debt or claim or waive or release any material right of the Company;

                  (xx) enter into any commitment for capital expenditures in excess of $100,000 in the aggregate, except for expenditures the Company is committed to make or plans to make pursuant to the Company's cap-ex budget attached to Section 7.1(b)(xx) of the Company Disclosure Schedule;

                  (xxi) create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company, other than (A) Permitted Encumbrances; and (B) Encumbrances that will be released at or prior to the Closing;

                  (xxii) make or rescind any material election relating to Taxes, or settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, or audit controversy relating to Taxes;

                  (xxiii) make any material change to methods of reporting income or deductions for Tax from those employed in the preparation of its most recent Tax Return;

                  (xxiv) fail to pay any material obligation of the Company when due; or

                  (xxv) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 7.1(b).

Nothing in this Section 7.1 shall impose any restriction on the ability of the Company to enforce this Agreement in accordance with its terms or any requirement that the Company give any Consent.

      SECTION 7.2 Conduct of Parent and Merger Sub Prior to the Effective Time. Except as expressly provided in this Agreement or Section 7.2 of the Parent Disclosure Schedule (if any), during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1, Parent shall not do or cause to be done any of the following without the prior written consent of the Company (which may not be unreasonably withheld):

                  (i) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, all or substantially all of Parent's assets;

                  (ii) adopt a plan of partial or complete liquidation or dissolution, or enter into any merger, consolidation, restructuring, recapitalization or other reorganization that would result in the stockholders of Parent immediately prior to such transaction beneficially owning less than 50% of the aggregate voting power of the surviving corporation or entity resulting from such transaction, or otherwise permit its corporate existence to be suspended, lapsed or revoked; or

                  (iii) take any action which would materially interfere with the consummation of the transactions contemplated hereby.

Nothing herein shall impose any restriction on the ability of Parent or Merger Sub to enforce this Agreement in accordance with its terms or any requirement that Parent or Merger Sub give any Consent.

      SECTION 7.3 Access to Information. Subject to the terms of the Confidentiality Agreement, during the period commencing upon the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 9.1, upon reasonable notice and during normal business hours, the Company shall, and shall cause its officers, employees, auditors and agents to, (i) afford the Representatives of Parent reasonable access to the offices, properties, books and records of the Company, and (ii) furnish to the Representatives of Parent such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and confirming compliance with the terms hereof and to facilitate the consummation of the transactions contemplated hereby; provided, however, that Parent shall not unreasonably interfere with any of the businesses or operations of the Company.

      SECTION 7.4 Confidentiality.

            (a) The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Effective Time; provided, that the terms of the Confidentiality Agreement shall be expanded to apply mutatis mutandi to all Confidential Information (as that term is defined in the Confidentiality Agreement) of a party that may be provided to the other party, such that the information obtained by any party hereto, or its Representatives, during any investigation conducted pursuant to Section 7.3, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms of the Confidentiality Agreement. At the Effective Time, the Confidentiality Agreement and the obligations of the parties thereto and under this Section 7.4 shall terminate and be of no further force or effect.

            (b) Except as may be required by Law, Government Authority or the rules of a stock exchange, neither the Company nor Parent nor any of their respective Affiliates or agents shall issue a press release or make any public announcement or statement related to the transactions contemplated hereby without the prior written consent of the other party hereto,

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

which consent shall not be unreasonably withheld or delayed. This Section 7.4(b) shall survive termination of this Agreement.

      SECTION 7.5 Efforts; Consents; Regulatory and Other Authorizations.

            (a) Each party hereto shall use its commercially reasonable efforts, at its own cost and expense, to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all Consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, those Consents set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (iii) lift or rescind any injunction or restraining order or other Governmental Order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, and (iv) fulfill all conditions to the obligations of such parties under this Agreement. Each party hereto shall reasonably cooperate with the other parties hereto in promptly seeking to obtain all such Consents, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such Consents from third parties, no party hereto shall be required to make payments (other than nominal filing or application fees), commence litigation or agree to modifications of the terms and conditions of any agreements with third parties. The parties hereto shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required Consents. Without limiting the foregoing, each party hereto shall use its commercially reasonable efforts to refrain from taking or omitting to take any action that would reasonably be expected to, render any representation or warranty of such party contained in
Article V or Article VI, as applicable, materially inaccurate to the extent such material inaccuracy would result in a Material Adverse Effect as of the Closing Date.

            (b) In furtherance of and not in limitation of the terms of Section 7.5(a), the Company shall solicit and use its reasonable best efforts to obtain the affirmative vote of its shareholders in favor of the adoption of this Agreement and the approval of the Merger. Without limiting the generality of the foregoing, the Company shall submit this Agreement and the transactions contemplated by this Agreement, including the Merger, to the Company's shareholders for adoption and approval at a special meeting of the Company's shareholders, which shall be called and held in accordance with the requirements of the CGCL and the Company Articles of Incorporation and Company Bylaws and shall occur as promptly as practicable following receipt of the Fairness Approval. The materials submitted to the Company's shareholders in connection with the adoption of this Agreement and the approval of the Merger shall include information regarding the Company, the terms of this Agreement, the Merger and the unanimous recommendation of the Company's Board of Directors that the Company's shareholders vote their shares of Company Capital Stock in favor of the adoption of this Agreement and the approval of the Merger (the "Company Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, any materials submitted

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

to the Company's shareholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and approval by Parent.

      SECTION 7.6 Fairness Hearing. As promptly as practicable after the execution of this Agreement, Parent shall, with the cooperation of the Company, prepare the Permit Application and the Information Statement and cause them to be filed with the Commissioner of the California Department of Corporations (the "Commissioner"), and shall request a hearing on the fairness of the terms and conditions of the Merger, the partial assumption of the Company Options and the issuance of the Parent Common Stock as contemplated by this Agreement pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules of the Commissioner thereunder. Parent, Merger Sub and the Company each shall utilize all commercially reasonable efforts and cooperate with one another to obtain as promptly as practicable the approval of the Commissioner of the fairness (the "Fairness Approval") of the Merger, the partial assumption of the Company Options and the terms and conditions of the issuance of the Parent Common Stock as contemplated by this Agreement after such a hearing; provided, however, that Parent shall not be required to modify any of the terms of the Merger or this Agreement or any Ancillary Agreement in order to cause the Commissioner to approve the fairness of such terms and conditions except for such modification as would not materially increase the aggregate consideration payable to the holders of Company Capital Stock or Company Options or would not change the terms and conditions of this Agreement in any material respect; provided further, that if the Commissioner determines that the Fairness Approval shall be conditioned upon the termination of the Shareholder Support Agreements, such termination shall not constitute a change of a material term or condition of this Agreement. The Company shall promptly notify Parent if the Company becomes aware that one of its shareholders intends to dissent or object to the Merger and the transactions contemplated hereby at such hearing.

      SECTION 7.7 Further Action. Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

      SECTION 7.8 Indemnification; Officers' and Directors' Insurance.

            (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to (i) indemnify and hold harmless each present and former director and officer of the Company (the "Company Indemnified Parties"), against any Losses incurred or suffered by any of the Company Indemnified Parties in connection with any Liabilities or any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under the Company Articles of Incorporation and Company Bylaws as in effect on the date of this Agreement, to indemnify such Company Indemnified Parties, and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from the Surviving

Corporation pursuant to this Section 7.8(a) to the fullest extent permitted under the Company Articles of Incorporation and Company Bylaws; provided, however, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification under the Company Articles of Incorporation and Company Bylaws, or pursuant to this Section 7.8(a).

            (b) The Company may, prior to the Effective Time, take such action as may be required to maintain in effect directors' and officers' liability (including fiduciary liability) insurance and employment practices liability insurance covering those Persons at the Company who are currently covered by such policies on terms not materially less favorable than the terms of such current insurance coverage. Any premiums for such extended coverage shall be deemed to be Transaction Expenses.

            (c) The terms and provisions of this Section 7.8 are intended to operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives.

      SECTION 7.9 Employee Benefit Matters.

            (a) Each Company Employee who is hired by Parent or the Surviving Corporation will be eligible to participate in Parent's or the Surviving Corporation's, as applicable, employee benefit programs to the same extent as similarly situated employees of Parent or the Surviving Corporation. For purposes of determining eligibility to participate, vesting and entitlement to benefits (but not for purposes of benefit accrual) where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries (collectively, "Parent Benefit Plans"), Parent shall, and shall cause the Surviving Corporation or such Subsidiary to, take such actions as are necessary and appropriate to provide that Company Employees as of the Effective Time shall receive full service credit for service with the Company. Parent and the Surviving Corporation shall
(i) waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees as of the Effective Time under any Parent Benefit Plan that is a Welfare Plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Company Employees and that have not been satisfied as of the Effective Time under the Company Benefit Plans that are welfare benefit plans maintained for the Company Employees immediately prior to the Effective Time, and (ii) provide each Company Employee as of the Effective Time with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable co-payment, deductible or out-of-pocket requirements under any Parent Benefit Plan that is a Welfare Plan that such employees are eligible to participate in after the Effective Time.

            (b) Effective no later than the day immediately preceding the Closing Date, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements, any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) Plan(s) shall not be terminated) and any other Company Benefit Plans that Parent requests be terminated (other than Company Benefit

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Plans providing for health or medical expense reimbursement). The Company shall provide Parent with evidence that such Company Benefit Plan(s) have been terminated effective no later than the day immediately preceding the Closing Date pursuant to resolutions of the Company's Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company shall also take such other actions in furtherance of terminating such Company Benefit Plan(s) as Parent may reasonably require.

            (c) Nothing contained in this Agreement shall confer upon any employee of the Company any right with respect to employment by Parent or the Surviving Corporation. No provision of this Agreement shall create any third party rights in such employee or any beneficiary or dependant thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employees by Parent or the Surviving Corporation after the Closing Date.

            (d) Prior to the Closing Date, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for issuance upon the exercise of the Assumed Option Portion of the Company Options. Within ten (10) Business Days after the Closing Date, Parent shall file with the SEC a registration statement on Form S-8 or a successor registration form with respect to the shares of Parent Common Stock issuable upon the exercise of the Assumed Option Portion of the Company Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement and maintain the current status of the prospectus referred to therein for so long as any Assumed Option Portion of the Company Options remain outstanding.

      SECTION 7.10 Tax Matters.

            (a) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Pre-Closing Tax Periods and Straddle Periods which are required to be filed after the Closing Date in accordance and consistent with past practice and shall pay or cause to be paid all Taxes shown as due on such Tax Returns. All Taxes for a Pre-Closing Period and, to the extent apportioned to a Pre-Closing Partial Period pursuant to
Section 7.10(b), other Taxes shall be reimbursed to Parent out of the Escrow Fund to the extent provided in Section 10.2(a)(v) within five (5) days after written demand therefor by Parent. In addition, Parent shall give the Holder Representative a reasonable opportunity to review and comment on any such returns filed by Parent prior to filing, and Parent shall make such changes as are reasonably requested by Holder's Representative and are consistent with past custom and practice of the Company in preparing such returns.

            (b) Any Taxes for a Straddle Period shall be apportioned between the portion of the Straddle Period to and including the Closing Date (a "Pre-Closing Partial Period") and the portion of the Straddle Period beginning after the Closing Date (a "Post-Closing Partial Period") based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes (including, without limitation, income Taxes and Taxes in lieu of income Taxes), on the actual activities, taxable income or taxable loss of the Company during such Pre-Closing Partial Period and such Post-Closing Partial Period, based on a closing of the books as of the close of business on the Closing Date. The Company shall not, and Parent shall cause the

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Company not to, carry out any transaction outside the ordinary course of its trade or business on the Closing Date after the Closing (other than the transactions contemplated by this Agreement). Notwithstanding anything to the contrary set forth herein, Parent shall not, and shall not permit the Company or Surviving Corporation to make an election pursuant to Section 338 of the Code or comparable provision of any state or local income tax law with respect to the transactions contemplated by this Agreement without the prior written consent of the Holder Representative.

            (c) Parent shall have the right to control the conduct of any audit or proceeding related to the Company; provided, however, with respect to claims relating to Taxes of the Company for any Pre-Closing Tax Period or any Straddle Period, the Holder Representative may participate in such audit or proceeding at its own expense and Parent may not settle such claim without the consent of the Holder Representative, which shall not be unreasonably withheld, delayed or conditioned. Parent shall promptly notify the Holder Representative if it decides not to control the defense or settlement of any claim which it is entitled to control pursuant to this Section 7.10(c), and the Holder Representative shall thereupon be permitted to defend and settle such proceeding.

            (d) The Holder Representative and Parent shall reasonably cooperate, and shall cause their respective Affiliates and Representatives to reasonably cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes. Parent agrees to (i) retain all records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period or Straddle Period until thirty (30) days after the expiration of the applicable statute of limitations, and (ii) allow the Holder Representative, at times and dates mutually acceptable to both the Holder Representative and Parent, to inspect, review and make copies of such records as are reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such party's expense.

            (e) All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, "Transfer Taxes") shall be paid by the Company's shareholders when due. If required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

            (f) The Company shall include in a written communication with the holders of Company Capital Stock (e.g. a letter of transmittal) a request that at or prior to the Closing, each such holder shall deliver to Parent a properly completed IRS Form W-9 (or suitable substitute form) establishing an exemption from backup withholding.

            (g) On or prior to the Closing Date, the Company shall have delivered to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Transaction.

            (h) The parties agree and acknowledge that any net operating losses and similar or other Tax attributes of the Company will, following the Closing, become an asset of

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Parent that (subject to any applicable limitations imposed by Law) is being acquired by Parent pursuant to the transactions contemplated by this Agreement, and that the Company shall not elect to carry back any such Tax attributes to prior years of the Company or otherwise act so as to limit the ability of Parent to use such attributes subsequent to the Transaction.

      SECTION 7.11 Tax-Free Reorganization Treatment.

            (a) The parties intend that the First and Second Step Mergers be treated as one integrated transaction as a merger, qualifying as a "reorganization" under Section 368(a) of the Code and for this Agreement to constitute (and hereby adopt this Agreement as) a "plan of reorganization" within the meaning of Section 368 Treasury Regulations Section 1.368-2(g). However, except as set forth herein, neither Parent, Merger Sub, the Surviving Corporation nor the Company makes any representation or warranty to the other or to any holder of Company Capital Stock regarding the tax treatment of the Merger or whether the Merger will qualify as a "reorganization" under the Code. The parties shall use commercially reasonable efforts to cause the First Step Merger and the Second Step Merger to be treated together as a reorganization. Each of the Company and Parent acknowledges that it is relying on its own advisors in connection with the Tax treatment of the First and Second Step Mergers and the other transactions contemplated by this Agreement.

            (b) Each of the Company, Merger Sub and Parent shall report the First Step Merger and the Second Step Merger as one integrated "reorganization" within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

      SECTION 7.12 Advice of Changes. From the date of this Agreement to the Closing Date, each of the Company and Parent shall promptly advise the other in writing upon acquiring knowledge of any fact which, if existing or known at the date of this Agreement, would have been required to be set forth or disclosed pursuant to this Agreement, or of any fact which, if existing or known at the date of this Agreement, would have made any of the representations or warranties of such party contained herein untrue in any material respect. No such information shall modify any representation or warranty of the party disclosing such information, cure any breaches thereof, or affect any rights or remedies available to the party receiving such information in connection with any breach of any representation or warranty and no failure of the party receiving such information to take any action with respect to such notice shall be deemed a waiver of any such breach or breaches; provided, that a breach of this Section
7.12 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VIII or give rise to a right of termination under Article IX.

      SECTION 7.13 Notice of Proceedings. Parent will promptly notify the Company in writing, and the Company will promptly notify Parent in writing, upon
(a) becoming aware of any Governmental Order or any Actions seeking a Governmental Order restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated hereunder, or (b) receiving any notice from any Governmental Authority of its intention (i) to institute an Action to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated hereby or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

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      SECTION 7.14 Exclusivity. From the date of this Agreement until the earliest to occur of the Closing or the termination of this Agreement in accordance with Section 9.1, the Company shall not, and shall cause its Representatives not to, directly or indirectly, solicit, initiate, encourage or otherwise facilitate the submission of any inquiries, proposals, or offers from, or engage or participate in any discussions or negotiations with, or provide any confidential information about the Company to, any Person other than Parent concerning, or enter into any agreement providing for, or otherwise effect or consummate, any sale, merger, consolidation, business combination or other disposition of the Company or its securities or assets or any portion thereof. If, notwithstanding the foregoing, the Company or any of its Representatives shall receive any proposal for such a transaction, the Company shall promptly inform Parent and its counsel in writing of the receipt of a proposal and the Company also shall inform Parent of the facts and terms of any such proposal. The Company shall, and shall cause its Representatives to immediately cease any and all existing activities, discussions or negotiations with any Person (other than Parent) concerning the foregoing. As soon as practicable after the date of this Agreement, the Company will instruct each Person who entered into a confidentiality agreement in contemplation of the acquisition of the Company to promptly return or destroy any confidential information (including copies or extracts thereof) provided by the Company and shall take all other commercially reasonable efforts to enforce its rights therein.

      SECTION 7.15 Nasdaq Listing Application. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock issuable pursuant to the Merger to be authorized for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

      SECTION 7.16 Transaction Expenses. At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent an itemized and complete list (the "Transaction Expenses List") of all Transaction Expenses incurred or to be incurred by the Company. The Company shall pay the Company Transaction Expenses prior to the Closing. Any Transaction Expenses that are not set forth on the Transaction Expenses List that would have been Excess Transaction Expenses had they been included on such list shall be paid to Parent out of the Escrow Fund pursuant to Section 10.2(a)(vii) of this Agreement on a dollar-for-dollar basis. Except as expressly provided otherwise in this Agreement, the parties shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby.

      SECTION 7.17 Affiliate Letters. The Company agrees to update Section 5.24(c) of the Company Disclosure Schedule at least two (2) Business Days prior to the Closing in the event that any Person not listed thereon becomes an Affiliate of the Company prior to the Closing. The Company agrees to use reasonable best efforts to cause each Person listed on, or added to, such Section of the Company Disclosure Schedule to execute and deliver to Parent prior to Closing an Affiliate Letter.

      SECTION 7.18 Employee Option Pool. Parent agrees to set aside for grant to the Company's employees a pool of non-qualified stock options to purchase 450,000 shares of

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Parent Common Stock (the "Incentive Option Pool"), with an exercise price per share equal to the closing price of the Parent Common Stock (as reported by the Nasdaq National Market or such other securities exchange or automated quotation service upon which the Parent Common Stock may then be listed for trading) on the trading day immediately preceding the Closing Date. The Company's Board of Directors shall determine the Company employees to be granted such stock options and the share amounts of such stock options at least ten (10) days prior to the Closing; provided, that each grantee of any such Parent Common Stock options must be an employee of the Parent or the Surviving Corporation on the grant date. Such stock options shall vest as follows: 25% of such options on the first anniversary of the date of grant, with the remaining shares vesting in equal monthly installments for the next 36 months thereafter, provided, that certain executive employees of the Company identified by the Company prior to the Closing shall become parties to the "double-trigger" form of acceleration agreement customarily entered into between Parent and its executive employees. Such stock options shall expire 10 years after the date of grant, and shall otherwise be subject to the terms and conditions of Parent's 2004 Equity Incentive Award Plan and form of Stock Option Agreement, and such other terms and conditions as shall be established by Parent's Board of Directors or the Compensation Committee thereof. Parent and its Board of Directors shall take such actions as are necessary or appropriate to cause such grants to be effected as promptly as practicable after the Closing.

      SECTION 7.19 . Permits.

            (a) The information supplied by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, for inclusion in the application (the "Permit Application") for issuance of a permit pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the "California Permit") for the qualification of the Parent's Common Stock to be issued in connection with the Merger shall not either at the time the fairness hearing is held before the Department of Corporations of the State of California or the time the qualification of such securities is effective under Section 25122 of the California Corporate Securities Law of 1968, as amended, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) None of the information regarding each party supplied or to be supplied by such party for inclusion in any other documents to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 7.20 Lockup Agreements.

(a) The Company shall use its commercially reasonable efforts to obtain executed Lockup Agreements from its shareholders prior to the Closing Date.

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                                 ARTICLE VIII.
                              CONDITIONS TO CLOSING

      SECTION 8.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:(a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Merger Sub set forth in Article VI shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing or, in the case of representations and warranties which address matters only as of a particular date, as of such date, with only such exceptions as have not had a Parent Material Adverse Effect; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Closing shall have been performed or complied with in all material respects; and (iii) the Company shall have received a certificate of each of Parent and Merger Sub dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 8.1(a).

            (b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any other transactions contemplated hereby.

            (c) Governmental Approvals. All consents and approvals of Governmental Authorities necessary for consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

            (d) Fairness Approval. The Fairness Approval shall have been obtained and shall be in full force and effect.

            (e) Shareholder Approval. The Merger shall have been approved by the requisite vote of holders of Company Common Stock and Company Preferred Stock.

            (f) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

            (g) No Actions. No Action (other than Actions seeking the appraisal remedy under CGCL filed on behalf of any holder of Dissenting Shares) shall be pending on the Closing Date before or by any Governmental Authority or by any other Person seeking to restrain or prohibit, make illegal or delay materially, or seeking material damages or other relief in connection with or as a consequence of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance hereof or thereof.

            (h) Amended and Restated Registration Rights Agreement. Parent and the Persons listed on Exhibit 8.1(h) shall have executed and delivered the Amended and Restated Registration Rights Agreement, and such agreement shall be in full force and effect subject only to the Closing.

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

            (i) Listing Approval. The Parent Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

            (j) No Parent Material Adverse Effect. During the period from the date of this Agreement to the Closing, there shall not have been and be continuing any Parent Material Adverse Effect, and the Company shall have received a certificate of the Parent, dated as of the Closing Date, certifying as to the matters set forth in this Section 8.1(j).

            (k) Parent Authorization. Company shall have received from Parent
(i) certified resolutions of Parent's Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (ii) certified resolutions of Parent's Board of Directors authorizing the payment of the Merger consideration to individuals affiliated with the Company who will be executive officers of Parent following the Closing; (iii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iv) a certificate of good standing from the Secretary of State of Delaware.

      SECTION 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

            (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Company set forth in Article V shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing or, in the case of representations and warranties which address matters only as of a particular date, as of such date, with only such exceptions as have not had a Company Material Adverse Effect; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects; and (iii) Parent shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Section 8.2(a).

            (b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any other transactions contemplated hereby.

            (c) Governmental Approvals. All consents and approvals of Governmental Authorities necessary for consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

            (d) Fairness Approval. The Fairness Approval shall have been obtained and shall be in full force and effect.

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

            (e) Shareholder Approval. The Merger shall have been approved by the requisite vote of holders of Company Common Stock and Company Preferred Stock.

            (f) Escrow Agreement. The Holder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

            (g) Resignations. Parent shall have received a letter of resignation from each member of the Board of Directors of the Company which shall become effective as of the Closing.

            (h) No Company Material Adverse Effect. During the period from the date of this Agreement to the Closing, there shall not have been and be continuing any Company Material Adverse Effect, and Parent shall have received a certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in this Section 8.2(h).

            (i) No Actions. No Action (other than Actions seeking the appraisal remedy under CGCL filed on behalf of any holder of Dissenting Shares) shall be pending on the Closing Date before or by any Governmental Authority or by any other Person seeking to restrain or prohibit, make illegal or delay materially, or seeking material damages or other relief in connection with or as a consequence of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance hereof or thereof.

            (j) Non-Competition Agreements. The shareholder employees of the Company listed in Exhibit 8.2(j) hereto shall have executed and delivered to Parent the Non-Competition Agreements, and such agreements shall remain in full force and effect.

            (k) Lockup Agreements. The holders of Company Capital Stock listed in Exhibit 8.2(k) hereto shall have executed and delivered to Parent the Lockup Agreements, and such agreements shall remain in full force and effect.

            (l) 2004 Audited Financial Statements. The Company shall have delivered to Parent the Company's audited balance sheet at December 31, 2004 and its audited statements of income, shareholders' equity and cash flows for the year ended December 31, 2004 (the "2004 Audited Financial Statements"), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit.

            (m) Company Authorization. Parent shall have received from the Company (i) certified resolutions of the Company's Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; (iii) a certificate of good standing from the Secretary of State of California; and (iv) certified resolutions of the Company's shareholders approving the Merger and this Agreement and the transactions contemplated hereby.

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

            (n) Listing Approval. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

            (o) Dissenters' Shares. The number of Dissenting Shares (or shares eligible to perfect dissenters' rights) held by Holders of Company Capital Stock shall not exceed 10% of the total outstanding shares of Company Capital Stock.

            (p) CFO Certificate. Parent shall have received a certificate, duly executed by the chief financial officer of the Company (the "CFO Closing Certificate"), pursuant to which the Company certifies and represents and warrants to Parent as to the following amounts and provides documents supporting such amounts: (1) the aggregate amount of Transaction Expenses; (2) the name and address of record of each Person who is a shareholder of the Company immediately prior to the Effective Time; (3) the number (on a per class and series basis) of shares of Company Capital Stock held by each such shareholder immediately prior to the Effective Time; (4) the number of shares of Parent Common Stock and the amount of cash that each such shareholder is entitled to receive in connection with the Closing pursuant to Section 3.1(b); (5) the number of shares of Parent Common Stock and the amount of cash to be deposited in the Escrow Fund by Parent pursuant to Section 3.5, and each shareholder's Pro Rata Share of the Escrow Fund; (6) the name and address of each Person who holds any Company Options immediately prior to the Effective Time, and with respect to Company Options held by each such Person, the number of shares of Company Common Stock subject to such Company Options (after giving effect to any exercises of Company Options occurring prior to the Effective Time) and the per share exercise price with respect to such Company Options; and (7) the number of shares of Parent Common Stock for which each Company Option outstanding immediately prior to the Effective Time that is to be assumed by Parent may be exercised, and the exercise price per share of Parent Common Stock subject to such assumed Company Option, calculated pursuant to Section 3.2.

            (q) Transaction Expenses. Parent shall have received written acknowledgments pursuant to which each of the Company's outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with this Agreement or any of the transactions contemplated by this Agreement, acknowledges: (i) the total amount of fees, costs and expenses of any nature as of the Closing Date that is payable to such Person in connection with the foregoing or otherwise; and (ii) that, upon receipt of the amount described in clause (i) of this sentence, it will have been paid in full and will not be owed any other amount by the Company with respect to the foregoing.

      SECTION 8.3 Frustration of Closing Conditions. None of the Company, on the one hand, or Parent or Merger Sub, on the other hand, may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to promptly consummate and make effective the transactions contemplated by this Agreement, as required by Section 7.5; provided, that nothing in this Section
8.3 is intended to preclude any party from exercising and strictly enforcing its rights under this Agreement.

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                                  ARTICLE IX.
                        TERMINATION, AMENDMENT AND WAIVER

      SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

            (a) by the mutual written consent of Parent and the Company;

            (b) by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any other transactions contemplated hereby; and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 9.1(b) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger or other transaction contemplated by this Agreement to which such Governmental Order relates;

            (c) by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before June 30, 2005, unless the failure to consummate the Merger on or prior to such date is the result of a default under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this
Section 9.1(c); or

            (d) by the Company or Parent in the event of a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub (in the case of a termination by the Company), or the Company (in the case of a termination by Parent), which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating party's obligations set forth in Section 8.1 and
Section 8.2, as the case may be, and which has not been cured within 30 days after written notice to the breaching party of such breach.

      SECTION 9.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated hereby pursuant to and in accordance with Section 9.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party hereto; provided, however, that notwithstanding the foregoing, nothing herein contained shall relieve any party hereto from any liability resulting from or arising out of any willful and material breach of any agreement or covenant hereunder by such party prior to such termination nor impair the right of any party to compel specific performance by another party in accordance with the terms hereof; and provided further, however, that notwithstanding the foregoing, the terms of Section 7.4, this Section 9.2 and Article XI shall survive any termination of this Agreement, whether in accordance with Section 9.1 or otherwise.

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                                   ARTICLE X.
             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION FROM ESCROW FUND; HOLDER REPRESENTATIVE

      SECTION 10.1 Survival

            (a) The representations and warranties made by the Company in
Article V and in each certificate delivered at Closing and the covenants made by the Company in Article VII shall survive until fifteen (15) months following the Closing Date (the "Survival Period"). No claim for a breach of a representation, warranty or covenant may be made or brought by a Parent Indemnified Party after the expiration of the Survival Period for such representation, warranty or covenant; provided, that if, prior to the expiration of the applicable Survival Period, a Parent Indemnified Party shall have given to the Holder Representative a Claim Notice or Indemnity Notice, as applicable, pursuant to this Article X (whether or not an Action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this
Article X notwithstanding such expiration until such claim is finally determined. The representations, warranties and covenants made by Parent and Merger Sub in this Agreement shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations, warranties and covenants shall thereupon cease. The representations and warranties made by the Company, and the rights and remedies that may be exercised by the Parent Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnified Parties or any of their agents or representatives.

            (b) Except as set forth in Section 10.2(b), nothing contained in this Section 10.1 or elsewhere in this Agreement shall limit any rights or remedy of any Parent Indemnified Party for claims based on intentional misrepresentation or fraud.

      SECTION 10.2 Indemnification.

            (a) Subject to the provisions of this Article X, from and after the Closing, Parent, the Surviving Corporation and Merger Sub (collectively, the "Parent Indemnified Parties") shall be held harmless and indemnified from and against all Liabilities, losses, injuries, damages, judgments, settlements, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees) (collectively, "Losses") that the Parent Indemnified Parties or any of them incur arising from (i) any inaccuracy in or breach of any representation or warranty made by the Company as of the date of this Agreement (without regard to any "materiality" or "Company Material Adverse Effect" qualifiers set forth in such representations), (ii) any inaccuracy in or breach of any representation or warranty made by the Company as if such representation or warranty was made on and as of the Closing Date (without regard to any "materiality" or "Company Material Adverse Effect" qualifiers set forth in such representations), (iii) any inaccuracy in or breach of any representation or warranty contained in any certificate delivered pursuant to this Agreement at Closing (without regard to any "materiality" or "Company Material Adverse Effect" qualifiers set forth in such representations),
(iv) the breach of any covenants of the Company contained herein requiring performance on or prior to the Closing Date, (v) any Liability of the Company for any Taxes of the Company with respect to any Pre-Closing Tax Period or Pre-Closing Partial Period, except for payroll Taxes

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accrued since January 1, 2005 in the ordinary course of business and except for other Taxes not to exceed $25,000 in the aggregate, (vi) any amount payable in respect of Dissenting Shares in excess of the amount of the consideration that would have been payable at the Closing in respect of such shares and any costs and expenses of defending any Action involving Dissenting Shares, (vii) any Transaction Expenses that are not set forth on the Transaction Expenses List that would have been Excess Transaction Expenses had they been included on such list, (viii) 50% of any amounts paid or payable by the Company, Parent or the Surviving Corporation after the date of this Agreement to Company employees for unpaid wages or unpaid overtime to employees accruing prior to the date of settlement of such claims, and any costs and expenses of defending any Action in connection therewith, (ix) any amounts actually paid and owed by the Company pursuant to the Customer Termination Indemnity Payment, and (x) any amounts paid or payable by Parent or the Surviving Corporation arising from or relating to claims for damages from the Person listed in Section 10.2(a) of the Company Disclosure Schedule made on or before the twenty-four (24) month anniversary of the Effective Time for infringement of Intellectual Property allegedly owned by such Person, and any costs and expenses of defending any Action arising from or related to any such allegations. Notwithstanding anything to the contrary contained in this Section 10.2(a), Parent shall not seek a claim for indemnification (i) in respect of any inaccuracy in or breach of the representation and warranty set forth in Section 5.6 relating to the Company's 2004 revenues or any shortfall thereof, but only to the extent that Parent has been compensated for any such shortfall by virtue of the Audited Financials Adjustment Amount or to the extent the Escrow Fund has been reduced by virtue of the Audited Financials Adjustment Amount, or (ii) for damages related to the termination of the Shareholder Support Agreements to the extent the Commissioner conditions the Fairness Approval on such termination.

            (b) Notwithstanding anything to the contrary in this Agreement, the Parent Indemnified Parties shall have indemnification as to each holder of Company Capital Stock, pro rata in proportion to the amounts contributed to the Escrow Fund, and the sole sources of payment for any claim by a Parent Indemnified Party pursuant to this Article X shall be the amount contained in the Escrow Fund; provided however, that in the case of intentional misrepresentation or fraud, the liability of each such holder may exceed such holder's pro rata portion of the Escrow Fund, but shall not exceed the net proceeds received by such holder under this Agreement (including the Escrow Agreement). The terms and conditions under which Parent, the Surviving Corporation and Merger Sub shall be entitled to recover amounts from the Escrow Fund are set forth in the Escrow Agreement.

      SECTION 10.3 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

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            (a) A Parent Indemnified Party claiming indemnification under this
Agreement (an "Indemnified Party") with respect to any claims asserted against the Indemnified Party by a third party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement shall promptly (i) notify the Holder Representative of the Third Party Claim, and (ii) transmit to the Escrow Agent and the Holder Representative a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party's best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. Failure to provide such Claim Notice shall not affect the right of the Indemnified Party's indemnification hereunder, except to the extent the Holder Representative demonstrates actual prejudice as a result of such failure.

            (b) The Holder Representative shall have the right to defend the Indemnified Party against such Third Party Claim. If the Holder Representative elects to defend a Third Party Claim, then, within fifteen (15) Business Days after receiving notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires), the Holder Representative shall notify the Indemnified Party of its intent to do so (such election to be without prejudice to the right of the Holder Representative to dispute whether such claim is an indemnifiable Loss under this Article X), and thereafter the Holder Representative shall have the right to defend such Third Party Claim with counsel selected by the Holder Representative, who is reasonably acceptable to the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted by the Holder Representative to a final conclusion or settled at the discretion of the Holder Representative in accordance with this Section 10.3(b). The Holder Representative shall have full control of all such defenses and proceedings against Third Party Claims, including any compromise or settlement thereof, provided that the Holder Representative shall keep the Parent Indemnified Party reasonably informed as to the status of the defense of such Third Party Claim and shall not enter into any settlement agreement without the written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed (it being understood that that the Parent may withhold its consent in its sole discretion with respect to any settlement that contains any sanction or restriction upon the ability of Parent to conduct any ongoing business of the Parent or its Affiliates). Notwithstanding the foregoing, pending the Holder Representative's notice to the Parent Indemnified Parties and assumption of defense, the Parent Indemnified Parties may take such steps to defend against such Third Party Claims as, in the Parent Indemnified Party's good faith judgment, are appropriate to protect its interests. If requested by the Holder Representative, the Indemnified Party agrees, at the sole cost and expense of the Holder Representative, to cooperate with the Holder Representative and its counsel in contesting any Third Party Claim which the Holder Representative elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Holder Representative pursuant to this Section 10.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Parent Indemnified Party shall have the right to employ one law firm as counsel (together with a separate local law firm in each applicable jurisdiction) ("Separate Counsel") to represent such Parent Indemnified Party in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Holder Representative) if the Parent Indemnified Party has been advised by counsel that a

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conflict of interest between such Parent Indemnified Party and the Holder
Representative exists in respect of such claim, or there may be defenses available to such Parent Indemnified Party which are different from or in addition to those available to the Holder Representative, and the representation of both parties by the same counsel would be inappropriate, and in that event, but subject to the limitations set forth in this Article X, (i) the reasonable fees and expenses of such Separate Counsel shall be paid from the Escrow Fund (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third Party Claim), and (ii) the Holder Representative and each Parent Indemnified Party shall have the right to conduct its own defense in respect of such claim.

            (c) If the Holder Representative fails to notify the Indemnified Party within the fifteen (15) Business Days after receipt of any Claim Notice that the Holder Representative elects to defend the Indemnified Party pursuant to Section 10.3(b), or if the Holder Representative elects to defend the Indemnified Party pursuant to Section 10.3(b) but fails to diligently defend or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, and, subject to the limitations set forth in this Article X, to be reimbursed out of the Escrow Fund for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder), to defend the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Holder Representative's consent, which shall not be unreasonably withheld or delayed. The Holder Representative may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3(c), and the Holder Representative shall bear its own costs and expenses with respect to such participation.

            (d) If the Holder Representative elects not to (or is deemed to have elected not to) assume the defense of a Third Party Claim, or elects to assume the defense of a Third Party Claim, but reserves the right to dispute whether such claim is an indemnifiable Loss under this Article X, the determination of whether the Indemnified Party is entitled to indemnification hereunder shall be resolved either by the parties or pursuant to the dispute resolution procedures set forth in the Escrow Agreement.

            (e) In the event any Indemnified Party should have a claim hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Holder Representative a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, the Indemnified Party's best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. Any Indemnity Notice related to a claim for misrepresentation or breach of warranty shall state in reasonable detail the alleged basis for the breach of the representation or warranty with respect to which the claim is made. The resolution of such claims shall be resolved as set forth in the Escrow Agreement.

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

            (f) In the event a Parent Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article X, no other Parent Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

            (g) Parent, Merger Sub, the Surviving Corporation and the Holder Representative shall cooperate with each other in respect to resolving any claims, including by making commercially reasonable efforts to mitigate or resolve any such claims. The Parent Indemnified Parties shall provide the Holder Representative and its Representatives with reasonable access to their records, books, and Representatives during normal business hours in connection with the investigation and evaluation of any claim made from time to time.

      SECTION 10.4 Limitation on Liability. Notwithstanding anything to the contrary in this Agreement, a Parent Indemnified Party shall not be entitled to indemnification under Sections 10.2(a)(i), (ii), (iii) (other than with respect to clauses (2), (3), (4), (5) and (6) of the CFO Closing Certificate) and (iv), unless and until the aggregate Losses incurred by the Parent Indemnified Parties exceed the sum of $100,000 (the "Deductible Amount"), at which point such Indemnified Party shall be entitled to indemnification for all such Losses in excess of such Deductible Amount.

      SECTION 10.5 Sole Remedy. Subject to the limitations set forth in Section 10.2(b) with respect to claims for indemnification based on intentional misrepresentation or fraud, the sole sources of recovery for the indemnification obligations set forth in this Article X shall be the amount in the Escrow Fund, to be held and disbursed pursuant to the terms and conditions set forth in the Escrow Agreement. Subject to the limitations set forth in Section 10.2(b) with respect to claims for indemnification based on intentional misrepresentation or fraud, all claims for indemnification made pursuant to this Article X shall be effected solely by recovery against funds held in the Escrow Fund, if any, at the time of any such claim for indemnification. The terms and conditions under which Parent, the Surviving Corporation and Merger Sub shall be entitled to recover amounts from the Escrow Fund are set forth in the Escrow Agreement.

      SECTION 10.6 No Indemnification or Contribution. Each holder of Company Capital Stock hereby waives, and acknowledges and agrees that he or she shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub, the Company or the Surviving Corporation (whether as a result of the Company's Articles of Incorporation, By-laws, any indemnification agreement, any statute, common law, equitable right or otherwise) in connection with any indemnification obligation or any other liability to which he or may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.

      SECTION 10.7 Exclusive Remedy. Subject to Section 10.2(b), the remedies provided for in this Article X shall be the Parent Indemnified Parties' exclusive remedy with respect to all claims arising pursuant to or as a result of this Agreement and the transactions contemplated hereby, including for any misrepresentation or breach of warranty or breach of covenant under this Agreement, and no Parent Indemnified Party shall pursue or seek to pursue any other remedy (other than injunctive relief, specific performance or other equitable relief). Notwithstanding the foregoing provisions of this Section 10.7, the right to indemnification or other rights based on the

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representations, warranties, covenants, agreements, undertakings and obligations of the parties contained in this Agreement or any other exhibit or schedule hereto or any certificate or document delivered pursuant to this Agreement, will not be affected by any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing
Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, agreement, undertaking or obligation.
Without limiting the foregoing, no information or knowledge obtained in any due diligence investigation done by Parent shall affect or be deemed to modify any representation or warranty contained in Article V or the conditions to the obligations of Parent to consummate the transactions contemplated hereby. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, will not affect the right to indemnification or other rights based on such representations, warranties, covenants, agreements, undertakings and obligations.

      SECTION 10.8 Holder Representative.

            (a) The parties have agreed that it is desirable to designate a representative to act on behalf of the holders of Company Capital Stock for certain limited purposes, as specified herein (the "Holder Representative"). The parties have designated Charles M. Linehan as the initial Holder Representative, and approval of this Agreement by the holders of Company Common Stock and Company Preferred Stock shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons that collectively owned shares constituting more than a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) immediately prior to the Effective Time ("Majority Holders"). In the event that the Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

            (b) The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative will have no obligation to act on behalf of the holders of Company Capital Stock, except as expressly provided herein. The Holder Representative will have no liability to Parent, Merger Sub, the Company, the Surviving Corporation or the holders of Company Capital Stock with respect to actions taken or omitted to be taken in its capacity as Holder Representative, except with respect to the Holder Representative's willful misconduct. The Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Holder Representative, unless the Holder Representative has been provided with funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the Losses which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in

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the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. Any expenses incurred by the Holder Representative with respect to the foregoing shall be solely the responsibility of the holders of the Company Capital Stock immediately prior to the Effective Time, and in no event shall the Holder Representative be entitled to reimbursement for any such expenses from the Escrow Fund, except as expressly set forth in the Escrow Agreement.

      SECTION 10.9 Characterization of Indemnity Payments. For all applicable income tax purposes, indemnity payments pursuant to this Article X shall be accounted for by the parties as adjustments to the consideration transferred by Parent pursuant to or as a result of the Merger.

      SECTION 10.10 Insurance Benefits. Notwithstanding anything to the contrary contained herein, the parties shall make appropriate adjustments for any insurance benefits actually realized by the Indemnified Party and any resultant increase in insurance premiums of the Indemnified Party in determining Losses for purposes of this Article X.

                                  ARTICLE XI.
                               GENERAL PROVISIONS

      SECTION 11.1 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms hereof and the consummation of the transactions contemplated hereby, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

      SECTION 11.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two (2) business days after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 11.2, when transmitted and receipt is confirmed by telephone; and (iv) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties hereto:

            (a)   if to the Company, to:

                        Avivo Corporation
                        1111 Bayhill Drive, Suite 285
                        San Bruno, CA 94066
                        Telephone: (650) 244-1400
                        Facsimile: (650) 244-1401
                        Attention: Chief Executive Officer

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                  with a copy to:

                        Cooley Godward LLP
                        Five Palo Alto Square
                        3000 El Camino Real
                        Palo Alto, California  94306
                        Telephone: (650) 843-5757
                        Facsimile: (650) 849-7400
                        Attention: John M. Geschke, Esq.

            (b) if to Parent or Merger Sub or, if after the Closing, to the Company, to:

                        WebSideStory, Inc.
                        10182 Telesis Court, 6th Floor
                        San Diego, CA 92121
                        Telephone: (858) 546-0040
                        Facsimile: (858) 546-0480
                        Attention: General Counsel

                   with a copy to:

                        Latham & Watkins LLP
                        12636 High Bluff Drive, Suite 300
                        San Diego, California  92130
                        Telephone: (858) 523-5400
                        Facsimile: (858) 523-5450
                        Attention: Barry M. Clarkson, Esq.

            (c)   if to the Holder Representative, to:

                        Charles M. Linehan
                        New Enterprise Associates
                        2490 Sand Hill Road
                        Menlo Park, CA 94025
                        Telephone: (650) 854-9499
                        Facsimile: (650) 854-9397

      SECTION 11.3 Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. References to Articles or Sections in this Agreement, unless otherwise indicated, are references to Articles or Sections of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms or provisions hereof. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and

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regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word "including" shall be deemed to be immediately followed by the words "without limitation," (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa, (iii) words of one gender shall be deemed to include the other gender as the context requires, and (iv) the terms "hereof," "herein," "hereto," "herewith" and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular term or provision of this Agreement, unless otherwise specified.

      SECTION 11.4 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to herein, and the parties hereto shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent hereof. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

      SECTION 11.5 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the other Schedules and Exhibits hereto and thereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof, except as otherwise expressly provided herein.

      SECTION 11.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable, except that, after the Closing Date, the Surviving Corporation and Parent may each assign its rights and obligations under this Agreement to (i) any Person that succeeds to substantially all of its assets and liabilities or (ii) any Person that succeeds to substantially all of the assets of the Business, as currently conducted or as it may be conducted after the Closing Date; provided, that no such assignment by the Surviving Corporation or Parent shall relieve the Surviving Corporation or Parent of any of its obligations under this Agreement and each shall remain liable for performance of its obligations hereunder as a primary obligor; and provided further, that, prior to the Effective Time, Merger Sub shall not assign any of its rights, interests or obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

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      SECTION 11.7 No Third Party Beneficiaries. Except as specifically provided in Section 7.8 (and solely with respect to parties indemnified thereunder) and
Section 7.18 (and solely with respect to the Company employees receiving options as described therein), this Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      SECTION 11.8 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by the parties hereto; provided, that prior to the Closing any amendment or modification of this Agreement may be effected by a written instrument executed only by the Company and Parent. Without limiting the provisions of Section 8.3, any failure of a party hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Without limiting the provisions of Section 8.3, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 11.8.

      SECTION 11.9 Equitable Remedies. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto hereby agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement. The equitable remedies described in this
Section 11.9 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties hereto may elect to pursue.

      SECTION 11.10 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within the State of California. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any state court or Federal court of the United States of America located in San Diego County, California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection herewith, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and

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determined in such California State court or, to the
extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court. Each of the parties hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

      SECTION 11.11 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

      SECTION 11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  [Remainder of Page Intentionally Left Blank]

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

            IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Holder Representative have caused this Agreement to be duly executed, each as of the date first above written.

                              WEBSIDESTORY, INC.,
                              a Delaware corporation

                              /s/ Jeffrey W. Lunsford
                              ___________________________________
                              Name:  Jeffrey W. Lunsford
                              Title: President, Chief Executive
                                     Officer and Chairman

                              WSSI ACQUISITION COMPANY,
                              a California corporation

                              /s/ Jeffrey W. Lunsford
                              ___________________________________
                              Name:  Jeffrey W. Lunsford
                              Title: President

                              AVIVO CORPORATION,
                              a California corporation

                              /s/ Steven R. Kusmer
                              ___________________________________
                              Name:   Steven R. Kusmer
                              Title:  President

                              CHARLES M. LINEHAN
                              solely as Holder Representative

                              /s/ Charles M. Linehan
                              ___________________________________
                              Charles M. Linehan

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